UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Royal Caribbean Cruises Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 13, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDERS MEETING TO BE HELD ON MAY 13, 2008

This Notice, the Proxy Statement, the Annual Report
and all other proxy materials are available at www.rclinvestor.com

To the Shareholders of
ROYAL CARIBBEAN CRUISES LTD.

Notice is hereby given that the Annual Meeting of Shareholders of Royal Caribbean Cruises Ltd. (the “Company”) will be held at 9:00 A.M. on Tuesday, May 13, 2008 at the JW Marriott, 1109 Brickell Avenue, Miami, Florida.

The Annual Meeting will be held for the following purposes:

1. To elect four directors to the Company’s Board of Directors;

2. To approve the Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan;

3. To ratify the selection of the Company’s independent registered certified public accounting firm;

4. To vote on a shareholder proposal in the accompanying proxy statement; and

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 26, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. This proxy statement and the accompanying proxy card are being distributed on or about April 11, 2008.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, the Company requests that you promptly fill in, sign and return the enclosed proxy card.

Bradley H. Stein,
Secretary

April 9, 2008

ROYAL CARIBBEAN CRUISES LTD.
1050 Caribbean Way
Miami, Florida 33132

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 13, 2008

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Royal Caribbean Cruises Ltd. (the “Board”) to be used at the 2008 Annual Meeting of Shareholders to be held on May 13, 2008, and any adjournments or postponements thereof. References in this proxy statement to “we,” “us,” “our,” “Company” and “Royal Caribbean” refer to Royal Caribbean Cruises Ltd.

Who May Vote

Holders of the Company’s common stock, par value $.01 per share, as reflected in our records at the close of business on March 26, 2008 (the record date), may vote at the Annual Meeting of Shareholders to be held on May 13, 2008, and any adjournment or postponement thereof.

As of March 26, 2008, the Company had 223,759,981 issued and outstanding shares of common stock. Each issued and outstanding share is entitled to one vote.

How to Vote

You may vote in person at the meeting or by proxy. You may vote by proxy on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are set forth on the enclosed proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of the directors named elsewhere in this proxy statement, for the approval of the Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan, for the ratification of the selection of the independent registered certified public accounting firm and against the shareholder proposal. Abstentions are counted as present in determining the existence of a quorum but will not have the effect of votes in opposition to the election of a director or a “no” vote on proposals 2 or 3 or the shareholder proposal. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on proposals 1 and 3 even if it does not receive voting instructions from you, but it cannot vote on proposal 2 or the shareholder proposal without your instructions.

Matters to be Presented

We are not aware of any matters to be presented for a vote at the Annual Meeting of Shareholders other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Vote Necessary to Approve Proposals

A majority of the votes represented by the shares of common stock present at the meeting in person or by proxy is required for approval of proposals 1, 2 and 3 and the shareholder proposal.

Revoking a Proxy

Any proxy may be revoked by a shareholder at any time before it is exercised by giving written notice to that effect to the Corporate Secretary of the Company or by signing and submitting a later-dated proxy, unless the proxy submitted is entitled “irrevocable proxy.” Shareholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person.

CORPORATE GOVERNANCE

We have adopted corporate governance principles which, along with board committee charters and key committee practices, provide the framework for the governance of the Company. The corporate governance principles address such matters as director qualifications, director independence, director compensation, board committees and committee evaluations. We believe that the corporate governance principles comply with the corporate governance rules adopted by the NYSE. A copy of the corporate governance principles of the Company is posted in the corporate governance section on the Company website at www.rclinvestor.com and is available in print to shareholders upon written request to the Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132.

Board of Directors and Committees

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Director Affairs Committee and an Environmental, Safety and Security Committee. The functions of each of these committees are described below. Each committee has adopted a charter and a copy of each committee charter is posted in the corporate governance section on the Company website at www.rclinvestor.com and is available in print to shareholders upon written request to the Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132.

Board of Directors	The Company is governed by the Board and various committees of the Board that meet throughout the year. The Board consists of eleven members. During 2007, there were five meetings of the Board, and a total of 20 committee meetings. Each of the Board members attended at least 75% of an aggregate of all meetings of the Board and of any committees on which he or she served. The corporate governance principles provide that, in addition to regularly scheduled Board meetings, non-management directors will hold two regularly scheduled meetings a year and the independent directors will hold two regularly scheduled meetings a year. The Chairman of the Nominating and Director Affairs Committee of the Board presides at such meetings. In 2007, there were two meetings of non-management directors and two meetings of independent directors.

While the Company does not have a formal policy regarding Board member attendance at the annual shareholders meeting, one of our Board members did attend our annual shareholders meeting last year.

Committees of the Board	The Board has four committees. The following is a description of the current membership, number of meetings held during 2007 and the responsibilities of each committee.

Audit Committee	The members of the Audit Committee are William L. Kimsey (Chair and Financial Expert), Gert W. Munthe and Bernt Reitan. Each member of the Audit Committee is independent as defined under NYSE rules. See “Director Independence.”

The Audit Committee met eight times in 2007.

The Audit Committee is responsible for the oversight of:

• the integrity of the financial statements of the Company;

• the qualifications and independence of the Company’s independent registered certified public accounting firm;

• the performance of the Company’s internal audit function and independent registered certified public accounting firm; and

• the compliance by the Company with the legal and regulatory requirements in connection with the foregoing.

In furtherance of its purpose, the Audit Committee regularly reviews and discusses with management and the independent registered certified public accounting firm the annual audited and quarterly financial statements of the Company. The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the U.S. Securities and Exchange Commission (“SEC”), which is included in this proxy statement under the heading “Report of the Audit Committee.”

The Board has concluded that Mr. Kimsey qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Kimsey also serves on the audit committee of three other public companies. The Board has determined that Mr. Kimsey’s simultaneous service on these other audit committees does not and will not impair his ability to effectively serve on the Company’s audit committee.

Compensation Committee	The members of the Compensation Committee are Bernt Reitan (Chair), Bernard W. Aronson, Laura D.B. Laviada and Gert W. Munthe. Each member of the Compensation Committee is independent as defined under NYSE rules.

The Compensation Committee met five times in 2007.

The Compensation Committee has overall responsibility for evaluating and approving the executive compensation plans, policies and programs of the Company, including the administration of the stock award plans and the granting of awards under the plans. Among other responsibilities, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer of the Company and sets compensation levels based on this evaluation. The Compensation Committee also annually reviews and sets the compensation levels of all senior executives of the Company. The Compensation Committee periodically reviews and makes recommendations to the Board with respect to the compensation of all directors of the Company. The Compensation Committee may, in its sole discretion, delegate its authority to one or more subcommittees.

The Compensation Committee engages Watson Wyatt Worldwide (the “Consultant”), an executive compensation consulting firm, to assist with constructing the Company’s market comparison group, analyzing the levels of each form of compensation for our senior executives and providing recommendations on their compensation. The Consultant has direct access to the Compensation Committee’s members and provides them with direct advice on matters that the Company’s senior management does not have input. The Consultant also regularly confers with our senior management and human resources department to collect, analyze and present data requested by the Compensation Committee. Any other projects performed by the Consultant for the Company require the approval of the Compensation Committee. In 2007, there were no such other projects.

The Compensation Committee is responsible for preparing the Compensation Committee Report and approving the Compensation Discussion and Analysis required by the rules of the SEC, which is included in this proxy statement under the heading “Report of the Compensation Committee” and “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2007, none of the members of the Compensation Committee (a) was an officer or employee of the Company, (b) was a former officer of the Company or (c) had any related person relationship requiring disclosure by the Company under SEC rules.

Nominating and Director Affairs Committee	The members of the Nominating and Director Affairs Committee are Thomas J. Pritzker (Chair), Arvid Grundekjoen, Eyal Ofer and Arne Alexander Wilhelmsen. Each member of the Nominating and Director Affairs Committee is independent as defined under NYSE rules.

The Nominating and Director Affairs Committee met four times in 2007. The Nominating and Director Affairs Committee assists the Board by identifying qualified individuals for nomination as members of the Board and of Board committees, recommending to the Board corporate governance guidelines, reviewing and making recommendations to the Board concerning Board committee structure, operations and board reporting, and evaluating board and management performance.

The Company has engaged in the past and may engage in the future third parties to identify or assist in identifying potential director nominees.

The Nominating and Director Affairs Committee does not have a formal policy on the consideration of director candidates recommended by shareholders because the Nominating and Director Affairs Committee to date has not felt it necessary to adopt such a policy. Nonetheless, the Company has adopted procedures by which shareholders may communicate to the Board recommendations for director candidates. These procedures are set forth below under “Proposals of Shareholders for Next Year.”

In assessing candidates, the Nominating and Director Affairs Committee considers the personal and professional ethics, integrity and values of the candidate and his or her ability to represent the long-term interests of the shareholders. The Nominating and Director Affairs Committee also considers the candidate’s experience in business and other areas that may be relevant to the activities of the Company, the applicable independence requirements and the current composition of the Board. Although the Shareholders’

Agreement between the two principal shareholders of the Company limits the ability of the Nominating and Director Affairs Committee to identify all candidates, the Nominating and Director Affairs Committee is nonetheless committed to ensuring that all candidates satisfy the foregoing qualifications. For a description of the Shareholders’ Agreement, see “Shareholders’ Agreement” below.

Environmental, Safety and Security Committee	The members of the Environmental, Safety and Security Committee are William K. Reilly (Chair), Arvid Grundekjoen and Eyal Ofer. A majority of the members of the Environmental, Safety and Security Committee are independent as defined under NYSE rules.

The Environmental, Safety and Security Committee met three times in 2007.

The Environmental, Safety and Security Committee assists the Board in its oversight of the Company’s management concerning the implementation and monitoring of the Company’s environmental, safety and security programs and policies. As part of its responsibilities, the Environmental, Safety and Security Committee monitors the Company’s overall environmental compliance on board its cruise ships and reviews safety and security programs and policies on board its cruise ships.

Director Independence

The Company’s corporate governance principles contain guidelines established by the Board to assist it in determining director independence as defined by the listing standards of the NYSE. The Company’s corporate governance principles state that a majority of the Company’s directors shall be independent directors under NYSE rules. The Board believes that directors who do not meet the NYSE’s independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom, and the Board expects that some minority of its Board will not meet the NYSE’s independence standards.

To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with the Company or any of its subsidiaries (collectively, the “Royal Caribbean Group”). The Board has established the following guidelines to assist it in determining director independence in accordance with those rules:

•	A director will not be independent if, within the preceding three years: (i) the director was employed by the Royal Caribbean Group, or an immediate family member was employed as an executive officer of the Royal Caribbean Group, other than in each instance as interim Chairman or interim Chief Executive Officer (“CEO”); (ii) the director or an immediate family member received more than $100,000 in any year in direct compensation from the Royal Caribbean Group other than (A) director and committee fees, (B) pension and other deferred compensation for prior service, (C) compensation for former services as an interim Chairman or interim CEO, or (D) compensation to an immediate family member for service as a non-executive employee of the Royal Caribbean Group; (iii) the director was employed by or affiliated with the Company’s independent registered certified public accounting firm; (iv) an immediate family member of the director was affiliated with or employed by the Company’s independent registered certified public accounting firm as a partner, principal or manager; or (v) an executive officer of the Company was on the compensation committee of the Board of Directors of a company which employed the Company director as an executive officer, or which employed an immediate family member of the director as an executive officer;

•	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a Company director is an executive officer or employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company he or she serves as an executive officer or employee; (ii) if a Company director is an executive officer or employee of another company which is indebted to the Royal Caribbean Group, or to which the Royal Caribbean Group is indebted, and the total amount of indebtedness to the other is less than two percent or $1,000,000 (whichever is greater) of the total consolidated assets of the company he or she serves as an executive officer or employee; and (iii) if an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group, are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company the immediate family member serves as an executive officer;

•	A director will not be independent if: (i) the director is an executive officer or employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the other company; and (ii) an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the other company.

Each director must regularly disclose to the Board whether his or her relationships satisfy these independence tests. Based on these disclosures and other information available to it, the Board has determined that each of the directors is independent with the exception of Messrs. Fain and Reilly. Mr. Fain is not considered independent as a result of his position as Chief Executive Officer of the Company. Mr. Reilly is not considered independent due to his consulting arrangement with the Company. See “Consulting Arrangement with William K. Reilly.” In determining that Messrs. Aronson, Grundekjoen and Kimsey are independent, the Board considered that each individual is a non-management director of a company with which we do business. In determining that Mr. Wilhelmsen is independent, the Board considered that he is President and Chief Executive Officer of a company that in 2007 provided us with crew manning services in the ordinary course of business of approximately $50,000.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all employees of the Company, including its executive officers, and our directors. A copy of the Code of Business Conduct and Ethics is posted in the corporate governance section on the Company website at www.rclinvestor.com and is available in print, without charge, to shareholders upon written request to Corporate Secretary, Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to investors by posting on the Company website at www.rclinvestor.com.

Contacting Members of the Board of Directors

Interested parties who wish to communicate with non-management members of the Board can address their communications to the attention of the Corporate Secretary of the Company at its principal address or via email to corporatesecretary@rccl.com. The Corporate Secretary will maintain a record of all such communications and promptly forward to the Chairman of the Nominating and Director Affairs Committee (the “Committee Chair”), who presides at meetings of the independent directors, those communications that the Corporate Secretary believes require immediate attention. The Corporate Secretary shall periodically provide the Committee Chair with a summary of all such communications. The Committee Chair shall notify the Board or the chairs of the relevant committees of the Board of those matters that he or she believes are appropriate for further action or discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

Unless otherwise stated, this table sets forth information as of February 12, 2008 about persons we know to beneficially own more than five percent of any class of our voting common stock.

	Amount Beneficially
Name of Beneficial Owner	Owned		Percent of Ownership

A. Wilhelmsen AS	42,966,472	(1)	20.15%
Osiris Holdings Inc.	37,903,200	(2)	17.77%
Cruise Associates	33,281,900	(3)	15.61%
Massachusetts Financial Services Company	18,487,917	(4)	8.67%
Private Capital Management, L.P.	13,292,989	(5)	6.23%
FMR LLC	11,394,280	(6)	5.34%

(1)	A. Wilhelmsen AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The address of A. Wilhelmsen AS is Beddingen 8, Aker Brygge, Vika N-0118 Oslo, Norway.

(2)	Osiris Holdings, Inc. (“Osiris”) is a general partner of Cruise Associates. The shares reported in the table include 33,281,900 shares owned by Cruise Associates, 3,000,000 shares owned by Osiris and 1,621,300 shares owned by a subsidiary of Osiris. Osiris disclaims beneficial ownership of the shares beneficially owned by Cruise Associates. The address of Osiris Holdings Inc. is c/o L’Estoril, 31 Avenue Princess Grace, MC 98000 Monaco.

(3)	Cruise Associates is a Bahamian general partnership, the indirect beneficial owners of which are various trusts primarily for the benefit of certain members of the Pritzker family and a trust primarily for the benefit of certain members of the Ofer family. The address of Cruise Associates is c/o CIBC Trust Company (Bahamas) Ltd., Post Office Box N-3933, Nassau, Bahamas.

(4)	According to a Schedule 13G/A filed by Massachusetts Financial Services Company on February 12, 2008 with the SEC, Massachusetts Financial Services Company beneficially owns 18,487,917 shares of common stock as of December 31, 2007. The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.

(5)	According to a Schedule 13G filed by Private Capital Management, L.P. on February 14, 2008 with the SEC, Private Capital Management, L.P. beneficially owns 13,292,989 shares of common stock as of December 31, 2007. The address of Private Capital Management, L.P. is 8889 Pelican Bay Blvd., Suite 500, Naples, Florida 34108.

(6)	According to a Schedule 13G filed by FMR LLC on February 14, 2008 with the SEC, FMR LLC beneficially owns 11,394,280 shares of common stock as of December 31, 2007. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

Security Ownership of Directors and Executive Officers

This table sets forth information as of February 12, 2008 about the amount of common stock beneficially owned by our current directors, current named executive officers listed in the “Compensation Discussion and Analysis” below, and the current directors and named executive officers as a group.

The number of shares beneficially owned by each named person or entity is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. No shares of common stock held by our directors or named executive officers have been pledged.

	Amount Beneficially		Percent of
Name of Beneficial Owner	Owned(1)		Ownership(2)

Bernard W. Aronson	7,208		*
Richard D. Fain	1,875,519	(3)	*
Adam M. Goldstein	193,296		*
Arvid Grundekjoen	36,680		*
Daniel J. Hanrahan	80,258		*
William L. Kimsey	22,680		*
Harri U. Kulovaara	76,524		*
Laura D.B. Laviada	81,680		*
Gert W. Munthe	6,680		*
Eyal Ofer	126,680	(4)	*
Thomas J. Pritzker	314,567	(4)	*
William K. Reilly	49,530		*
Bernt Reitan	4,704		*
Brian J. Rice	71,689		*
Arne Alexander Wilhelmsen	42,973,152	(5)	20.15%
All directors and executive officers as a group	45,920,847	(3)(4)(5)	21.41%

(1)	With respect to each beneficial owner, shares issuable upon exercise of his or her stock options that are exercisable on or within 60 days of February 12, 2008 are deemed to be outstanding for the purpose of computing the number of shares and percentage of common stock owned. Includes the following shares of common stock for which the following persons hold stock options exercisable on or within 60 days of February 12, 2008: Mr. Aronson, 3,955; Mr. Fain, 511,718; Mr. Goldstein, 121,558; Mr. Grundekjoen, 13,955; Mr. Hanrahan, 63,303; Mr. Kimsey, 19,955; Mr. Kulovaara 64,904; Ms. Laviada, 78,955; Mr. Munthe, 3,955; Mr. Ofer 98,955; Mr. Pritzker, 68,955; Mr. Reilly, 43,955; Mr. Reitan 2,863; Mr. Rice, 53,129; Mr. Wilhelmsen 3,955; and all directors and executive officers as a group, 1,154,070. Includes the following restricted stock units held by the following persons for which the restrictions have lapsed or lapse on or within 60 days of February 12, 2008: Mr. Fain, 5,616; Mr. Goldstein, 4,368; Mr. Hanrahan, 2,574; Mr. Kulovaara 2,340; Mr. Rice, 2,808; and all directors and executive officers as a group, 17,706.

(2)	An asterisk denotes less than 1% of the outstanding common stock.

(3)	Includes 247 shares held by Mr. Fain’s daughter, 727,674 shares issued to a trust for the benefit of Mr. Fain, and 571,412 shares owned by Monument Capital Corporation as nominee for various trusts primarily for the benefit of certain members of the Fain family. Mr. Fain disclaims beneficial ownership of these shares.

(4)	Does not include 33,281,900 shares held by Cruise Associates.

(5)	Includes 42,966,472 shares held by A. Wilhelmsen AS. Mr. Wilhelmsen disclaims beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2007.

Number of
Securities
	Number of		Weighted-		Remaining Available
	Securities to Be		Average Exercise		for Future Issuance
	Issued Upon		Price of		Under Equity
	Exercise of		Outstanding		Compensation Plans
	Outstanding		Options,		(Excluding
	Options, Warrants		Warrants and		Securities Reflected
	and Rights		Rights		in Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	5,654,673	(1)	$35.14	(1)	2,003,033	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	5,654,673		$35.14		2,003,033

(1)	Includes the following plans: the 1990 Employee Stock Option Plan, the 1995 Incentive Stock Option Plan and the 2000 Stock Award Plan.

(2)	Includes the 2000 Stock Award Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC. Based solely upon a review of such reports filed since the Company last made such a disclosure in its proxy statement distributed in connection with the 2007 annual meeting, all reporting persons filed on a timely basis the reports required by Section 16(a) of the Exchange Act.

Shareholders’ Agreement

A. Wilhelmsen AS and Cruise Associates are parties to a Shareholders’ Agreement dated as of February 1, 1993 as amended (the “Shareholders’ Agreement”) and, pursuant thereto, have agreed upon certain matters relative to the organization and operation of the Company and certain matters concerning their respective ownership of the Company’s voting stock. Pursuant to the Shareholders’ Agreement, Wilhelmsen and Cruise Associates have agreed to vote their shares of common stock in favor of the following individuals as directors of the Company: (i) up to four nominees of Wilhelmsen (at least one of whom must be independent); (ii) up to four nominees of Cruise Associates (at least one of whom must be independent); and (iii) one nominee who must be Richard D. Fain or such other individual who is then employed as the Company’s chief executive officer.

Of the persons nominated for election at the 2008 Annual Meeting, Wilhelmsen has nominated Arne Alexander Wilhelmsen and Cruise Associates has nominated Laura D.B. Laviada and Eyal Ofer. Of the remaining directors, Wilhelmsen nominated Arvid Grundekjoen, Gert W. Munthe and Bernt Reitan, and Cruise Associates nominated Bernard W. Aronson and Thomas J. Pritzker.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Standing for Election

The Board of Directors is currently divided into three classes. The current term of office of directors in Class III expires at the 2008 Annual Meeting. The Board has proposed to nominate the four nominees described below, each of whom is currently serving as a Class III director, to be elected for a new term of three years and until his or her successor is duly elected and qualified. Upon the election of the nominees named below, there will be a total of eleven directors consisting of three directors in Class I and four directors in each of Class II and Class III. The election of each of the nominees to the Board of Directors requires the approval of a majority of the votes cast at the Annual Meeting.

Each of the nominees has consented to serve as a director. If any of them become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee named by the Board. The Class III directors standing for election are:

Laura D.B. Laviada, 57, has served as a Director since July 1997. Ms. Laviada sits on the board of several public and not-for-profit companies in Mexico, including Telemex, Grupo Financiero Inbursa, Pro Mujer (an organization that provides micro credit for women in Mexico) and is the President of the Board of Trustees of the Museum of San Il defonso. In 2006, Ms. Laviada, along with a group of investors acquired a controlling stake in Grupo Aeroportuario del Pacifico, which operates 12 airports in Mexico including Puerto Vallarta, Guadalajara, Los Cabos and Tijuana. Prior to 2000, Ms. Laviada was the Chairman and CEO of Editorial Televisa, the largest Spanish language magazine publisher with 40 titles distributed throughout 19 countries.

Eyal Ofer, 57, has served as a Director since May 1995. Mr. Ofer has served as the Chairman and CEO of Carlyle M.G. Limited, an international real estate management company, since May 1991.

William K. Reilly, 68, has served as a Director since January 1998. Mr. Reilly is the Founding Partner of Aqua International Partners L.P., an investment group that finances water and renewable energy companies. From 1989 to 1993, Mr. Reilly served as the Administrator of the U.S. Environmental Protection Agency. He has also previously served as the Payne Visiting Professor at Stanford University’s Institute of International Studies, president of World Wildlife Fund and of The Conservation Foundation. He is Chairman Emeritus of the World Wildlife Fund and of the Board of Advisors to the Nicholas Institute for Environmental Policy Solutions at Duke University, and also serves on the board of trustees of the American Academy in Rome, National Geographic Society and the Packard Foundation. He serves as a director of E.I. Du Pont de Nemours and Company, ConocoPhillips, AgraQuest and Eden Springs Ltd.

Arne Alexander Wilhelmsen, 42, has served as a Director since May 2003. Mr. Wilhelmsen is a member of the board of directors of A. Wilhelmsen AS and other companies affiliated with A. Wilhelmsen AS and has held since 1995 a variety of managerial positions with such entities. In 2005, Mr. Wilhelmsen was elected President and Chief Executive Officer of AWILHELMSEN MANAGEMENT AS (formerly, Anders Wilhelmsen & Co. AS), the management company for the companies owned by A. Wilhelmsen AS. From 1996 through 1997, Mr. Wilhelmsen was engaged as a marketing analyst for the Company and since 2001 has served as a member of the board of directors of Royal Caribbean Cruise Line AS, a wholly owned subsidiary of the Company that is responsible for the sales and marketing activities of the Company in Europe. Mr. Wilhelmsen has a Masters of Business Administration from IMD, Lausanne, Switzerland.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Directors Continuing in Office

Class I Directors

The following Class I directors are serving for a term ending in 2009:

Bernard W. Aronson, 61, has served as a Director since July 1993. Mr. Aronson is currently Managing Partner of ACON Investments, LLC. Prior to that, he served as international advisor to Goldman, Sachs & Co. From June 1989 to July 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. Prior to that, Mr. Aronson served in various positions in the private and government sectors. Mr. Aronson is a member of the Council on Foreign Relations. Mr. Aronson serves as a director of Liz Claiborne, Inc., Global Hyatt Corporation and Mariner Energy Incorporated.

Richard D. Fain, 60, has served as a Director since 1979 and as Chairman and Chief Executive Officer of the Company since 1988. Mr. Fain is Chairman of the Cruise Line International Association, an industry trade organization consisting of 16,000 travel agencies and 21 cruise lines. Mr. Fain has been involved in the shipping industry for over 25 years.

Arvid Grundekjoen, 52, has served as a Director since November 2000. He serves as Chairman of the Supervisory Board of AWILHELMSEN MANAGEMENT AS, the management company for the companies owned by A. Wilhelmsen AS, and serves as Chairman of the supervisory boards of Statkraft AS, Pluss Bank and Creati AS. Mr. Grundekjoen has previously served as Chief Executive Officer of AWILHELMSEN MANAGEMENT AS.

Class II Directors

The following Class II directors are serving for a term ending in 2010:

William L. Kimsey, 65, has served as a Director since April 2003. Mr. Kimsey was employed for 32 years through September 2002 with the independent public accounting firm Ernst & Young L.L.P. From 1998 through 2002, Mr. Kimsey served as the Chief Executive Officer of Ernst & Young Global and Global Executive Board member of Ernst & Young and from 1993 through 1998 as the Firm Deputy Chairman and Chief Operating Officer. Mr. Kimsey also serves on the board of Western Digital Corporation, Parsons Corporation, Accenture, Ltd. and NAVTEQ Corporation. Mr. Kimsey has served on the audit committee of Accenture Ltd., NAVTEQ Corporations, Western Digital Corporation and Royal Caribbean Cruises Ltd. Mr. Kimsey is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Gert W. Munthe, 51, has served as a Director since May 2002. Since September 2002, Mr. Munthe has served as managing partner of Herkules Capital (formerly, Ferd Private Equity), a private equity company that focuses on mid-cap companies in the technology area. From 1994 through January 2000, Mr. Munthe was a director of Alpharma, Inc., a life science company active in animal health and generic pharmaceuticals, and served as its Chief Operating Officer from 1998 until 1999 and as its Chief Executive Officer in 1999. From 1993 through 1998, Mr. Munthe was the President and Chief Executive Officer of NetCom, a leading wireless telecommunication operator in Norway that was listed on the Oslo and London Stock Exchanges. He served in the Royal Norwegian Navy and was previously with McKinsey & Co.

Thomas J. Pritzker, 57, has served as a Director since February 1999. Mr. Pritzker is Chairman of Global Hyatt Corporation and Marmon Holdings, Inc. He is Chairman and Chief Executive Officer of The Pritzker Organization LLC, which provides certain services primarily to and/or in connection with business interests of trusts for the benefit of various members of the Pritzker family. Mr. Pritzker is a member of the Board of Trustees of the University of Chicago and Chairman of the Art Institute of Chicago.

Bernt Reitan, 59, has served as a director of the Company since September 2004. Mr. Reitan is an Executive Vice President of Alcoa Inc. and is the Group President for the Global Primary Products division, with responsibility for the strategic management of Alcoa Inc.’s alumina refineries and primary aluminum smelters worldwide and associated businesses, such as metal purchasing, trading and transportation. Mr. Reitan joined Alcoa Inc. in 2000 as general manager of Alcoa World Alumina & Chemicals and was named President of Alcoa World Alumina & Chemicals in January 2001. In July of that year, he was elected a Vice President of Alcoa Inc. In January 2003, he was appointed President, Alcoa Primary Metals. In November 2004, he was named an Executive Vice President of the company. Before joining Alcoa Inc., he was employed for 20 years in a number of positions with Elkem ASA in Norway. Mr. Reitan serves on the board of the International Primary Aluminum Institute and holds a master’s degree in civil engineering from the Technical University, Trondheim, Norway.

Director Compensation for 2007

Directors who are Company employees do not receive any fees for their services as directors. For services in the fiscal year 2007, each non-employee director was entitled to receive an annual retainer of $50,000 and $1,200 for each Board meeting attended in his or her capacity as director and $1,200 for each committee meeting attended. The Chair of the Audit Committee is entitled to an additional annual retainer of $30,000, the Chair of the Compensation Committee is entitled to an additional annual retainer of $15,000 and the Chairs of the Nominating and Director Affairs, and Environmental, Safety and Security Committees each is entitled to an additional annual retainer of $6,000. Other members of the Audit Committee are entitled to an additional annual retainer of $15,000 and other members of the Compensation, Nominating and Director Affairs, and Environmental, Safety and Security Committees are entitled to an additional annual retainer of $5,000. We pay all these fees quarterly in arrears. The foregoing fees were subject to a cap of $100,000 per year per director. In 2008, the Board removed the cap after confirming that such a cap was not customary among the Company’s market comparison group. Directors may elect to defer their fees, in whole or in part, under the Company’s Board of Directors Nonqualified Deferred Compensation Plan provided the deferral is made in advance in accordance with IRS requirements. Each director may elect to invest their contributions to the plan in one or more investment funds and must designate the form and timing of their distributions. Directors are reimbursed for their travel expenses, and occasionally for those of an accompanying guest, for meetings attended.

At the discretion of the Board, each non-employee director was eligible to receive an annual grant of equity awards with an aggregate value on the date of grant equal to $90,000. Two-thirds of this annual grant was awarded in the form of restricted stock units and one-third was awarded in the form of stock options to purchase the Company’s common stock. Directors were previously encouraged to accumulate ownership of at least $100,000 of the Company’s common stock, including the value of restricted stock units. In 2008, the Board revised the stock ownership guidelines to require directors to accumulate ownership of at least $150,000 of the Company’s common stock, including the value of restricted stock units, within three years of becoming a director. In addition, if the value of their stock holdings falls below this amount, directors cannot sell the Company’s common stock.

In order to increase knowledge and understanding of our business, we encourage Board members and their families to experience our cruises. As a result, the Company has adopted a Board Member Cruise Policy (the “Cruise Policy”). Under the Cruise Policy, a Board member is entitled to one stateroom accommodation per year on a complimentary basis. Immediate family members traveling with a Board member are also entitled to one complimentary stateroom per year. Additional guests traveling with a Board member will receive a 15% discount off of the lowest available fare for up to 20 staterooms. Immediate family members not traveling with a Board member are entitled to a complimentary stateroom, provided they have not already traveled with a Board member that same calendar year.

Consulting Arrangement with William K. Reilly.  The Company has a consulting arrangement with Mr. Reilly under which it pays him $300,000 a year in consultancy fees in exchange for his providing services with respect to, and overseeing, the Company’s environmental programs. As part of his responsibilities, Mr. Reilly serves on the Grants Committee of the Royal Caribbean Ocean Fund.

The table below summarizes the compensation of our outside directors in 2007.

	2007 Director Compensation
	Fees Earned
	or Paid in		Stock	Option	All Other
Name	Cash		Awards(1)	Awards(1)	Compensation(2)	Total

Bernard W. Aronson	$73,900		$67,847	$32,767	—	$174,514
Arvid Grundekjoen	$72,900		$67,847	$32,767	—	$173,514
William L. Kimsey	$91,850		$67,847	$40,798	—	$200,495
Laura D.B. Laviada	$62,850		$67,847	$32,767	$15,988	$179,452
Gert W. Munthe	$87,400		$67,847	$32,767	—	$188,014
Eyal Ofer	$72,150		$67,847	$32,767	—	$172,764
Thomas J. Pritzker	$65,550	(3)	$67,847	$32,767	—	$166,164
William K. Reilly	$64,350		$67,847	$32,767	—	$164,964
Bernt Reitan	$90,550		$63,856	$31,363	—	$185,769
Arne Alexander Wilhelmsen	$64,050		$67,847	$32,767	$14,150	$178,814

(1)	The columns titled “Stock Awards” and “Option Awards” reports the 2007 expense, calculated in accordance with the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payments, excluding estimated forfeitures, recognized for 2007 in respect of all outstanding restricted stock unit awards and stock option awards, regardless of their year of grant. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 8 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2007.

(2)	Includes discounts on Company cruises and travel expenses for guests accompanying outside directors to meetings. The aggregate value of perquisites made available to outside directors other than Ms. Laviada and Mr. Wilhelmsen is less than $10,000 per person.

(3)	Mr. Pritzker deferred $50,400 of the fees he earned in 2007 under the Board of Directors Nonqualified Deferred Compensation Plan.

Certain Relationships and Related Person Transactions

Related Person Transaction Policy and Procedure

The Company has a written Related Person Transaction Policy that requires review of all relationships and transactions in which the Company and any director or executive officer or their immediate family members have a direct or indirect material interest. Under this policy, each director, director nominee and executive officer is required to promptly notify the Corporate Secretary of any such transaction. The Corporate Secretary then presents such transactions to the Audit Committee and the Audit Committee is responsible for determining whether to approve or ratify the transactions. The following types of transactions are deemed not to create or involve a material interest on the part of the related person and do not require approval or ratification under the policy:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•	transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•	transactions in which the related person’s interest derives solely from his or her ownership of a class of equity shares of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

•	compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the Compensation Committee; and

•	director compensation arrangements, if such arrangements have been approved by the Board.

In making its decision, the Audit Committee reviews and considers all relevant facts and circumstances, including:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefit, or lack thereof, to the Company;

•	opportunity costs of alternative transactions;

•	the character of the related person’s interest; and

•	the actual or apparent conflict of interest of the related person.

If after the review described above, the Audit Committee determines not to approve or ratify the transaction, it will not be entered into or continued, as the case may be.

Related Person Transactions

The Audit Committee reviewed and approved or ratified all of the following transactions in accordance with our Related Person Transaction Policy.

During the fiscal year ended December 31, 2007, the Company paid the Global Hyatt Corporation approximately $793,491 to provide accommodations to the Company’s guests. In addition, certain employees of the Company stay at Hyatt Hotels while traveling on business and the Company may make use of Hyatt facilities for business purposes although Hyatt has no specific arrangement or understanding with the Company in that connection. Mr. Thomas J. Pritzker, one of the Company’s directors and shareholders, is Chairman of the Global Hyatt Corporation.

During the fiscal year ended December 31, 2007, the Company paid Red Sail Sports approximately $432,689 as a shore excursions operator in the Caribbean. Red Sail Sports is owned by one of Mr. Pritzker’s brothers.

During the fiscal year ended December 31, 2007, the Company paid ScanShip Environmental and its affiliate (“ScanShip”) $965,298. ScanShip provides advanced waste water purification systems onboard a number of our vessels as well as the mechanical parts and chemicals for such systems. Mr. William K. Reilly, one of the Company’s directors and shareholders, was the Chief Executive Officer of the private equity fund that owned ScanShip during a portion of 2007.

During the fiscal year ended December 31, 2007, the Company paid Mr. Reilly $300,000 under his consulting arrangement with the Company, which is described above in “Consulting Arrangement with William K. Reilly.”

During the fiscal year ended December 31, 2007, the Company paid Drinker Biddle & Reath $120,769 for legal services. The father of Mr. Adam Goldstein, President and CEO of Royal Caribbean International, is a partner at Drinker Biddle & Reath.

During the fiscal year ended December 31, 2007, our subsidiary contracted with Ms. Marilyn Ofer, Mr. Eyal Ofer’s wife, for a full ship charter of the Celebrity Xpedition scheduled for sailing later this year. Ms. Ofer entered into our standard ship charter agreement and agreed to pay a charter fee of $400,000, which is what we would have expected to received from a third party.

PROPOSAL 2: APPROVAL OF ROYAL CARIBBEAN CRUISES LTD. 2008 EQUITY INCENTIVE PLAN

The Company currently maintains equity based compensation arrangements designed to provide an additional incentive for the directors, officers and employees who are key to the Company’s success. The Board believes that these plans have been effective in providing such an incentive. The Board also believes that, for the Company to continue to attract and retain outstanding individuals at all levels of the Company’s organization, it must continue to offer these types of incentive plans.

The Company’s 2000 Stock Award Plan (the “2000 Equity Plan”), which was approved by the Company’s shareholders, and along with its predecessor plans has served as an important part of the Company’s overall compensation program through its enabling of stock option and other equity based awards to directors and employees.

As of December 31, 2007, there were 2,003,033 shares of the common stock of the Company available for grant under the Company’s 2000 Equity Plan. If approved, the Company’s 2008 Equity Incentive Plan (the “2008 Equity Plan”) will become effective immediately following its approval by shareholders and will replace the Company’s existing plan for new grants when the shares available for grant under the 2000 Equity Plan are exhausted. The 2008 Equity Plan has been approved by the Board and is being presented for shareholder approval to comply with certain regulatory requirements. If shareholders do not approve the 2008 Equity Plan, the plan’s adoption will be nullified and rescinded and no grants will be made under it. In such a case, the Company’s existing plan will remain in effect.

2008 Equity Incentive Plan

The proposed 2008 Equity Plan is attached as Appendix A to this proxy statement. The principal features of the 2008 Equity Plan are summarized below.

Shares Available for Awards

Under the 2008 Equity Plan, the number of shares of common stock available for issuance will be 5,000,000 shares, subject to adjustment by the Compensation Committee for stock splits and other events as set forth in the 2008 Equity Plan. Each stock appreciation right will be counted against the 2008 Equity Plan’s authorized shares. If an award under the 2008 Equity Plan is cancelled or forfeited without the delivery of the full number of shares underlying such award, only the net number of shares actually delivered to the participant will be counted against the 2008 Equity Plan’s authorized shares. Also, shares underlying awards issued in assumption of or substitution for awards issued by a company acquired by the Company (“Substitute Awards”) will not reduce the number of shares remaining available for issuance under the 2008 Equity Plan.

No participant may receive options and stock appreciation rights under the 2008 Equity Plan relating to more than 500,000 shares of common stock, subject to adjustment as noted above, in any calendar year.

Material Features of the 2008 Equity Plan

The 2008 Equity Plan will be administered by the Compensation Committee. The Compensation Committee will have, among other powers, the power to interpret and construe any provision of the 2008 Equity Plan, to adopt rules and regulations for administering the 2008 Equity Plan and to perform other acts relating to the 2008 Equity Plan. Decisions of the Compensation Committee are final and binding on all parties. The Board may appoint another committee to perform the functions of the Compensation Committee under the 2008 Equity Plan.

The Compensation Committee will have the sole discretion to grant to eligible participants one or more equity based awards, including options, stock appreciation rights, stock, restricted stock and restricted stock units, performance shares, or any combination thereof. The Compensation Committee will have the sole discretion to determine the number or amount of any award to be awarded to any participant. Awards to directors shall be recommended by the Compensation Committee and approved by the full Board.

If a dividend or other distribution, recapitalization, stock split, or other corporate event or transaction (more fully described in Section 7 of the 2008 Equity Plan) affects the shares in such a way that an adjustment is appropriate to prevent dilution or enlargement of the benefits, or potential benefits, intended to be made available under the 2008 Equity Plan, the Compensation Committee shall, in such manner as it may deem equitable and appropriate, adjust: (i) the number of shares (or other securities) which may be made the subject of awards, (ii) the number of shares subject to outstanding awards, (iii) the grant, purchase or exercise price with respect to any award, and (iv) any other provision determined by the Compensation Committee to be necessary for an equitable adjustment. If such event involves a merger or sale of the Company or its assets, the Compensation Committee may provide for the assumption or substitution of such award, or for the termination of such award for a cash payment. The Compensation Committee may not take any other action to directly or indirectly reduce, or have the effect of reducing, the total exercise price of any option as established at the time of grant.

Awards may provide that upon their exercise the holder will receive cash, stock, other securities or other awards or any combination thereof, as the Compensation Committee determines. Any shares of stock deliverable under the 2008 Equity Plan may consist in whole or in part of authorized and unissued shares or shares acquired by the Company.

Except in the case of Substitute Awards, the exercise price of stock under any stock option, the grant price of any stock appreciation right, and the purchase price of any security which may be purchased under any other stock-based award will not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. The Compensation Committee will determine the times at which options and other purchase rights may be exercised and the methods by which and the forms in which payment of the purchase price may be made. Under the 2008 Equity Plan, determinations of the fair market value of shares of the Company’s common stock will be based on the average of the high and low quoted sales price on the date in question and determinations of fair market value with respect to other property will be made in accordance with methods or procedures established by the Compensation Committee.

No awards may be granted under the 2008 Equity Plan after the date of the annual shareholders meeting in 2018.

Awards

Options.  An option is a right to purchase from the Company a stated number of shares at an exercise price and for a period of time established by the Compensation Committee. The duration of options granted under the 2008 Equity Plan will be established by the Compensation Committee but may not exceed ten years. The Compensation Committee may impose a vesting schedule on options, and will determine the acceptable form(s) in which the exercise price may be paid. In general, options are exercisable following termination of employment for 12 months, if such options were exercisable at the time of termination. Upon termination of employment by reason of the holder’s death or permanent and total disability, options held by the holder shall become exercisable in full, and may be exercised at any time prior to the earlier of (i) one year following the date of such death or disability or (ii) the expiration date of such option.

Options granted under the 2008 Equity Plan may be “incentive stock options” (“ISOs”), which afford certain favorable tax treatment for the holder, or “nonqualified stock options” (“NQSOs”). See “Tax Matters” below.

Stock Appreciation Rights.  A stock appreciation right (“SAR”) is the right to receive an amount equal to the excess of the fair market value of the shares underlying the SAR over the base price of the SAR. The settlement amount of SARs may be paid in cash or shares. The Compensation Committee determines the terms of each SAR at the time of the grant. Any freestanding SAR may not have a base price less than the fair market value of the stock on the date the SAR is granted and cannot have a term of longer than ten years. The employment termination provisions applicable to SARs are the same as those described above for options.

Stock Awards.  The Compensation Committee may award shares of stock that are not subject to any restriction.

Restricted Stock and Restricted Stock Units.  Restricted stock is an award of shares that is subject to a risk of forfeiture for a period of time specified on the date of grant. A restricted stock unit is an award payable in cash or stock and represented by a bookkeeping credit, in which both the number of shares and the settlement date are fixed on the date of grant. The Compensation Committee may impose restrictions on restricted stock and restricted stock units at its discretion. These restrictions may lapse as the Compensation Committee deems appropriate. Upon termination of employment during the restriction period by reason of the holder’s death or permanent and total disability, any restricted stock and restricted stock units held by the participant will fully vest and be settled. Holders of restricted stock unit awards may provide for the receipt of dividend equivalents, which may be paid currently or credited to the participant’s account. No participant may accrue more than $500,000 in dividend equivalents in any calendar year. Also, the Compensation Committee may establish provisions applicable to restricted stock and restricted stock units upon termination of employment that differ from those contained in the 2008 Equity Plan.

Performance Shares.  The Compensation Committee may grant performance shares, the grant or vesting of which is subject to the attainment of performance goals. The Compensation Committee will establish the performance criteria, the length of the performance period and the form and time of payment of the award. In the event of the holder’s death or permanent and total disability, the holder or his beneficiary or estate will receive the performance share award upon the expiration of the applicable performance period. Also, the Compensation Committee may establish provisions applicable to performance shares upon termination of employment that differ from those contained in the 2008 Equity Plan.

Awards (other than options and stock appreciation rights) to certain senior executives will, if the Compensation Committee intends any such award to qualify as “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code, become earned and payable only if preestablished targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Compensation Committee: stock price, earnings per share, price-earnings multiples, net earnings, operating earnings, revenue, number of days sales outstanding in accounts receivable, productivity, margin, cost management, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, shareholder return, return on equity, return on invested capital, growth in assets, unit volume, occupancy rates, sales, cash flow, market share, performance relative to a comparison group designated by the Compensation Committee and/or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, customer satisfaction, geographic business expansion, acquisition or investment goals, cost targets and/or goals relating to investments, acquisitions or divestitures. Such targets may relate to the Company as a whole, or to one or more units thereof, on an absolute or relative basis and may be measured over such periods, as the Compensation Committee shall determine. The Compensation Committee may exclude the impact of any event or occurrence which the Compensation Committee determines is appropriate to exclude. The maximum number of shares which may be payable under any such performance share award granted in any year is 500,000 shares or the equivalent cash value thereof on the last day of the applicable performance period.

Transferability

The 2008 Equity Plan provides that, except as described in the following sentence, no options or SARs granted under the 2008 Equity Plan may be transferred or otherwise encumbered by the individual to whom it is granted, other than by will, court order or by designation of a beneficiary and that, during the individual’s lifetime, each award will be exercisable only by the individual or by the individual’s guardian or legal representative. The Compensation Committee may permit options or SARs to be transferred to an optionholder’s or SAR holder’s family members or a trust for the benefit of family members, or to certain controlled corporations. Shares represented by restricted stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Compensation Committee, during the applicable vesting period.

Change of Control

In general, if a participant’s employment is terminated by the Company without Cause, or by the participant with Good Reason within 18 months following a Change of Control (as defined in the 2008 Equity Plan), all outstanding awards will become fully exercisable and vested, and any restrictions applicable to any award shall automatically lapse.

Eligibility and Participation

Any employee of the Company or its affiliates, including any officer or employee and any director of the Company, will be eligible to receive awards under the 2008 Equity Plan. Additionally, any holder of an outstanding equity based award issued by a company acquired by the Company may be granted a Substitute Award under the 2008 Equity Plan. The Company and its affiliates had approximately 46,000 employees and directors as of December 31, 2007.

Amendment and Termination

The Compensation Committee may at any time terminate, suspend or discontinue the 2008 Equity Plan. The Compensation Committee may amend the 2008 Equity Plan at any time, provided that no such amendment shall be made without the approval of the Company’s shareholders (a) to the extent that such approval is required by applicable law or by the listing standards of any applicable exchange(s) on or after the adoption of the 2008 Equity Plan, (b) to the extent that such amendment would materially increase the number of securities which may be issued under the 2008 Equity Plan, (c) to the extent that such amendment would materially modify the requirements for participation in the 2008 Equity Plan, or (d) to the extent that such amendment would accelerate the vesting of any restricted stock or restricted stock units under the 2008 Equity Plan except as otherwise provided therein.

New Plan Benefits

Any awards under the 2008 Equity Plan will be at the discretion of the Compensation Committee. Therefore, it is not possible at present to determine the amount or form of any award that will be available for grant to any individual during the term of the 2008 Equity Plan or that would have been granted during the last fiscal year had the 2008 Equity Plan been in effect.

Tax Matters

The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 2008 Equity Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Nonqualified Stock Options.  An optionee will not recognize any taxable income upon the grant of an NQSO and the Company will not be entitled to a tax deduction with respect to the grant of an NQSO. Upon exercise of an NQSO, the excess of the fair market value of the underlying shares of common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee’s tax basis for the shares received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

In the event of a sale of shares received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such shares is more than one year.

Incentive Stock Options.  An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee subsequently engages in a “disqualifying disposition”, as described below. Also, the excess of the fair market value of the underlying shares on the date of exercise over the exercise price will be an item of income for purposes of the optionee’s alternative minimum tax in the year of exercise.

A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

Stock Appreciation Rights.  Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. The amount of cash, or the value of stock received upon exercise of the SAR will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Stock and Restricted Stock.  A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Internal Revenue Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the stock is no longer subject to restrictions, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. With respect to a stock award that is not subject to restrictions, the holder will generally recognize ordinary income on the grant date in an amount equal to the fair market value of such shares on the grant date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of stock or restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

Restricted Stock Units and Performance Shares.  The grant of an award of restricted stock units or a performance share will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ROYAL CARIBBEAN CRUISES LTD. 2008 EQUITY INCENTIVE PLAN.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the Company for the fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP has served as the Company’s independent registered certified public accounting firm for over 15 fiscal years. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions from the shareholders and to make a statement if the representative desires to do so.

Although ratification by the shareholders of the appointment of the independent registered certified public accounting firm for the Company is not legally required, the Board believes that such action is desirable. If the shareholders do not approve this proposal, the Audit Committee will consider selection of another accounting firm for the fiscal year 2008 and future fiscal years.

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2007 and 2006 were:

	2007	2006

Audit fees	$2,117,698	$1,650,640
Audit-related fees	70,457	50,000
Tax fees	56,702	70,500
All other fees	9,367	2,780

Total	$2,254,224	$1,773,920

Pursuant to the terms of its charter, the Audit Committee shall approve all audit engagement fees and terms and all non-audit engagements with the independent registered certified public accounting firm. The Chairman of the Audit Committee also has the authority to approve any non-audit engagements with the independent registered certified public accounting firm but must report any such approvals to the Audit Committee at its next meeting. Our Audit Committee was not called upon in the fiscal years ended December 31, 2007 or 2006 to approve, after the fact, any non-audit, review or attest services pursuant to the pre-approval waiver provisions of the auditor independence rules of the SEC.

The audit fees for the fiscal years ended December 31, 2007 and 2006 were for professional services rendered for the annual audits of our consolidated financial statements, opinions related to our internal control over financial reporting in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits required by foreign jurisdictions, quarterly reviews, consents, comfort letters and review of documents filed with the SEC. The audit fees for the fiscal year ended December 31, 2006 reflect an adjustment of $125,000 for certain audit fees that were paid in 2007.

The audit-related fees for the fiscal years ended December 31, 2007 and 2006 were primarily for the audits of employee benefit plans.

Tax fees for the fiscal year ended December 31, 2007 and 2006 were for services performed in connection with international tax compliance, consulting, tax research and transfer pricing services.

All other fees for the fiscal year ended December 31, 2007 and 2006 were primarily for subscription fees for accounting research software.

The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee of Royal Caribbean Cruises Ltd. (the “Company”) is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities for the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent registered certified public accounting firm.

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal controls over financial reporting. The internal auditors’ and the independent registered certified public accounting firm’s responsibilities are to review and, when appropriate, audit the financial statements and internal controls over financial reporting. The independent registered certified public accounting firm has the responsibility to express an opinion on the financial statements and internal controls over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed the audited financial statements contained in the 2007 Annual Report on Form 10-K and the Company’s internal controls over financial reporting with the Company’s management and its independent registered certified public accounting firm. The Audit Committee has discussed with the independent registered certified public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 90, Audit Committee Communications, as amended. The Audit Committee has received the written disclosures and the letter from the independent registered certified public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended and has discussed with the independent registered certified public accounting firm their independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the independent registered certified public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
OF ROYAL CARIBBEAN CRUISES LTD.

William L. Kimsey, Chairman
Gert W. Munthe
Bernt Reitan

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Royal Caribbean Cruises Ltd. has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) and, based on such review and discussion, has recommended to the Board that the CD&A be included in the Company’s 2008 proxy statement.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Bernt Reitan, Chairman
Bernard W. Aronson
Laura D.B. Laviada
Gert W. Munthe

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are the second largest cruise company in the world with 35 ships operating under five different cruise brands, sailing to approximately 380 destinations and employing approximately 46,000 shipboard and shoreside employees worldwide as of December 31, 2007. We have enjoyed continued growth and operated our business with a small and tightly integrated leadership team. This year the Company performed well in the face of many challenges. The compensation actions taken and described in detail below were done to retain this talented team and recognize their overall contributions to our business.

Our executive compensation programs are designed to: attract and retain executives who contribute to the Company’s long-term success; reward executives for their contribution to achieving the Company’s short- and long-term strategic goals; align executive compensation and shareholder interests through performance and equity based plans; and recognize individual contributions to the Company’s performance.

We provide compensation to our executives consisting of three principal elements: base salary, performance based annual incentive and long-term incentive awards (“Total Direct Compensation”). The objectives of each element of compensation are described below.

Principal Compensation Objectives

Base Salary	• Deliver a level of fixed compensation that is commensurate with expertise, experience, tenure, and scope of responsibility.

Performance Based Annual Incentive	• Focus executives on annual results enabling them to better manage the cyclical nature of our business.
• Reward executives for the generation of net income and positive cash flow, as we operate in a leveraged, high fixed cost environment.

Long-Term Incentive Awards	• Align executive’s risk and investment decisions with shareholder interests, rewarding for achievement of long-term goals.
• Promote stability and corporate loyalty among our executives.

While the principal elements of our compensation programs are quantitative in nature, our programs also take into account qualitative factors to avoid an overly formulaic approach in determining compensation. The key quantitative and qualitative considerations that we used in assessing performance, and the process by which we linked compensation to them, are described in this CD&A.

The following table identifies our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executives other than the Chief Executive Officer and Chief Financial Officer for the fiscal year ended December 31, 2007 (“Named Executive Officers” or “NEOs”).

Name	Title

Richard D. Fain	Chairman and Chief Executive Officer
Brian J. Rice	Executive Vice President and Chief Financial Officer
Adam M. Goldstein	President and Chief Executive Officer, Royal Caribbean International
Daniel J. Hanrahan	President and Chief Executive Officer, Celebrity Cruises and Azamara Cruises
Harri U. Kulovaara	Executive Vice President, Maritime

Based on our pay for performance orientation and the desire to create long-term earnings opportunities, we place a significant portion of Total Direct Compensation at risk, as illustrated below. This mix of Total Direct Compensation elements is consistent with general market trends and with the mix provided by companies in our 2007 Market Comparison Group identified below (the “Market Comparison Group”).

	2007 Total Direct Compensation Mix at Target
				Total Variable
		Annual	Long-Term	Pay (Annual
	Base Salary	Incentive	Incentive	Incentive +
	as a % of	as a % of	as a % of	Long-Term
Title	Total Pay	Total Pay	Total Pay	Incentive)

Chairman and Chief Executive Officer	19%	29%	52%	81%
Other Named Executive Officers(1)	32%	27%	41%	68%

(1)	These percentages represent an average of each element of compensation.

Over the past several years we have made strides in adjusting our compensation programs in a manner that facilitates the achievement of our stated objectives. We believe that the 2007 compensation, outlined in this CD&A, appropriately reflects each NEO’s contributions when considering the performance of these individuals and our Company.

Compensation Review Process

The process of making compensation decisions begins with establishing a Market Comparison Group. This is the foundation of our review of compensation practices and levels for our Named Executive Officers. The Compensation Committee engages Watson Wyatt Worldwide (“Consultant”), an executive compensation consulting firm, to assist with constructing the Market Comparison Group. Traditionally, this group consists of companies that generally operate in the travel and tourism, hospitality, leisure, air transportation and food and beverage industries. The companies in the Market Comparison Group range in size from $2.2 billion to $11.8 billion in revenue (generally one-half to two times our size). The Compensation Committee selects these companies based upon their size and industry as well as the operational similarities of their business to our own, even though many of them may not be our direct or indirect competitors. For 2007, we added two media companies to reflect a broader cross section of companies with which we compete for managerial talent.

The table below sets forth the companies included in our Market Comparison Group for 2007, and our relative positioning within the group in terms of revenues. In terms of revenues, we are at approximately the 40th percentile of the Market Comparison Group.

Fiscal Year 2006
Market Comparison Group	Revenues (in millions)*

Carnival Corporation	$11,839
Harrah’s Entertainment, Inc.	$9,674
Southwest Airlines	$9,086
Hilton Hotels Corp.	$8,110
Starbucks Corp.	$7,787
MGM Mirage	$7,176
IAC/InterActive Corp.	$6,278
Starwood Hotels and Resorts Worldwide Inc.	$5,979
Cablevision Systems Corp.	$5,927
Darden Restaurants, Inc.	$5,721
Brunswick Corp.	$5,665
Royal Caribbean Cruises Ltd.	$5,230
Wyndham Worldwide Corp.	$3,842
Alaska Air Group, Inc.	$3,334
Skywest Inc.	$3,115
Sabre Holdings Corp.	$2,808
Wendy’s International Inc.	$2,439
Expedia Inc.	$2,238
Las Vegas Sands Corp.	$2,237

*	Revenue information is sourced from Standard & Poor’s Research Insight.

We intend to keep the Market Comparison Group as stable as possible from year to year. We revise the group when companies change significantly in scope, cease to be public companies, significantly underperform the group or otherwise cease to be appropriate comparators. The Consultant obtains the data on these companies and the compensation of their executives from their public filings. The Compensation Committee relies on the Consultant to analyze the data and present its findings.

The Consultant’s analysis compares each of the NEO’s elements of Total Direct Compensation to counterparts in the Market Comparison Group and provides senior management and the Compensation Committee with the relative positioning for compensation. Additionally, the Consultant makes recommendations with regard to changes that may be appropriate in the approach to compensating the NEOs; for 2007 there were no material changes to our methodology.

The Compensation Committee reviews and evaluates this data and recommendations to determine the appropriate compensation programs and levels. In doing so, it carefully considers the performance of our Company, each Brand and each NEO. For the Company and each Brand, both financial (as determined by operating and net income, EBITDA, total shareholder return and earnings per share) and operational performance (including customer satisfaction and operational efficiencies) are carefully reviewed. For each NEO, the Compensation Committee assesses how the executive contributed to financial and operational performance and his long-term contributions to our Company.

For each NEO, other than the Chairman and Chief Executive Officer, the Compensation Committee consults with and receives the recommendation of the Chairman and Chief Executive Officer, but is ultimately responsible for determining whether to accept such recommendations. For the compensation related to the Chairman and Chief Executive Officer, the Compensation Committee meets in executive session. It considers the opinion of the Consultant as well as the performance criteria identified in this CD&A.

For 2007, the Compensation Committee also reviewed compensation data from general industry executive compensation surveys (Mercer Benchmark Data Executive Compensation Survey and Watson Wyatt Top Management Compensation Survey) for general competitiveness. The Consultant advised the Compensation Committee that this data did not reflect the specific nature of our business and the Compensation Committee decided that the data was mainly helpful as a limited point of reference.

The elements of our compensation programs are discussed more fully below.

Base Salary

The Compensation Committee seeks to pay each NEO a level of fixed compensation that is competitively attractive, relative to the Market Comparison Group, in order to retain and motivate them. The primary considerations used in setting base salary levels include each NEO’s scope of responsibilities, expertise, experience, performance and potential to further our business objectives. We generally adjust salaries annually, to reflect changes in such considerations and to respond to market conditions and competitive pressures. The table below shows each NEO’s Fiscal Year 2006 and 2007 base salary. These adjustments reflect the following:

•	Mr. Fain’s base salary was decreased marginally to create greater alignment with the Market Comparison Group.

•	Mr. Rice’s base salary was increased as a result of his promotion to Chief Financial Officer in November 2006 and his oversight of both the revenue management and information technology functions.

•	The salaries of Messrs. Goldstein and Hanrahan were increased to reflect competitive market conditions.

•	Mr. Kulovaara’s salary was increased as a result of his increasing responsibilities related to the oversight of larger and more sophisticated ships, which are significantly expanding our fleet.

	Base Salary		Percent
Name	2006	2007	Change

Richard D. Fain	$1,025,000	$1,000,000	(2.4)%
Brian J. Rice	$450,000	$550,000	22.2%
Adam M. Goldstein	$575,000	$650,000	13.0%
Daniel J. Hanrahan	$500,000	$550,000	10.0%
Harri U. Kulovaara	$363,000	$450,000	23.9%

Performance Based Annual Incentive

Under the Executive Incentive Plan (“EIP”), we award performance-based annual incentives that are tied to four components: Corporate Performance, Brand Performance (if applicable), Individual Performance and a discretionary performance multiplier based on the Compensation Committee’s assessment of our overall operational performance.

For 2007, the Compensation Committee established a target incentive opportunity for each NEO, expressed as a percentage of base salary; it further allocated the target incentive in accordance with the design of the EIP as set forth below.

	Target Incentive	2007 Performance Component Weighting
Name	(% of base salary)	Corporate	Brand		Individual

Richard D. Fain	150%	75%	0%		25%
Brian J. Rice	75%	75%	0%		25%
Adam M. Goldstein	100%	37%	38	% RCI(1)	25%
Daniel J. Hanrahan	100%	37%	38	% Celebrity(2)	25%
Harri U. Kulovaara	60%	67%	0%		33%

(1)	Royal Caribbean International

(2)	Celebrity Cruises

The Compensation Committee also confirmed that the previously established threshold and maximum performance and funding levels for the Corporate and Brand components were commensurate with the market and should be retained for 2007. The four performance and funding levels are illustrated below.

Performance Level	Funding Level

Below Threshold	No funding
At Threshold	5% of funding
At Target	100% of funding
At Maximum	300% of funding

Corporate Performance — The Compensation Committee approves an EIP net income target, for corporate performance, based on guidance that we announce at the beginning of the calendar year. For 2007, the Compensation Committee approved an EIP net income target for corporate performance of approximately $667 million, which represents the midpoint of the range of our guidance announced in January 2007.

When we establish this target, we do not attempt to forecast changes in fuel price as we do not believe such forecasts are reliable or relevant to management’s performance. Accordingly, as our operating results are sensitive to fuel price fluctuations, we believe that retrospective adjustments to operating results to account for fuel price increases or decreases are appropriate in determining the EIP awards. Additionally, the Compensation Committee reviews our operating results to determine if adjustments are required because of other events outside of management’s control. For 2007, the Compensation Committee determined that the July 2007 Celebrity Millennium grounding, which resulted in damage to the ship’s propellers and caused the cancellation of two 12-night Mediterranean sailings, was an event outside of management’s control.

Following an upward adjustment of $85 million to account for the fuel cost increases and half of the financial impact of the Celebrity Millennium incident, our 2007 EIP-adjusted net income was $21 million over the net income target. This yielded a funding level for the EIP corporate performance component of 232.5%, or approximately two-thirds above target.

Brand Performance — Because some executives are dedicated to specific brands, a portion of their EIP award is tied to the performance of their respective brands. The target performance levels for each brand were established in accordance with our operating plan and were equally as challenging as the corporate performance objective discussed above. Although the brand component of the 2007 EIP awards was originally tied to EBITDA, the Board asked management in early 2007 to focus more on operating income. Operating income takes into account capital costs that are important in calculating returns on invested capital, which is a fundamental precept of the Company’s operating plan. Accordingly, the brand performance calculations of Messrs. Goldstein and Hanrahan were measured against their respective brand’s operating income instead of EBITDA. This revised measurement resulted in an increase in the total EIP award payout to each of Messrs. Goldstein and Hanrahan of approximately 11% as compared to the payouts they would have received had their performance been tied to their brand’s EBITDA. In terms of actual Total Direct Compensation, this adjustment represented an increase of approximately 4% for each of Messrs. Goldstein and Hanrahan. The adjustment for the Celebrity Millennium incident, described above, also had an impact on Celebrity’s operating income and, therefore, the brand performance component of the EIP award for Mr. Hanrahan. Additionally, the adjustment for the increase in fuel costs, described above, had a corresponding impact on the brand performance component of the EIP award for Messrs. Goldstein and Hanrahan.

Individual Performance — In determining the NEO’s individual performance component, the Compensation Committee considered the recommendation of Mr. Fain, in each case except for himself. The Compensation Committee evaluated those recommendations based on: its knowledge of our Company and each NEO’s overall contributions to our successful growth and achievement of priority strategic objectives; how the NEO directed his area of responsibility to meet challenges in the market; the results of specific projects the NEO may have been responsible for during the year; and, overall company performance compared with competitors.

In the case of Mr. Fain, the Compensation Committee considered various objective measures including shareholder return and customer satisfaction, and subjective criteria including Mr. Fain’s contribution to the growth of the Company, his long tenure as CEO and their desire to have him continue in that capacity. Based on these factors, the Compensation Committee awarded Mr. Fain 100% of the individual performance component of his EIP award. For Mr. Rice, the Compensation Committee considered the positive results that he had achieved in improving our financial management and our revenue management functions. Mr. Goldstein was responsible for the ongoing success of the Royal Caribbean International brand and the Compensation Committee considered this factor in determining his individual performance component. Mr. Hanrahan oversaw improvements in the performance of Celebrity Cruises and the successful launch of a new brand, Azamara Cruises. In keeping with past practice, the Compensation Committee awarded Mr. Kulovaara a special performance bonus of $150,000 for overseeing the successful design, construction and delivery of a new cruise ship in 2007, Liberty of the Seas. His individual performance component of the EIP award reflects this contribution.

The table below shows the 2007 performance based annual incentive payout, as a percent of target, for each component of the EIP.

	2007 Performance Against Target by Component
Name	Corporate	Brand	Individual

Richard D. Fain	232.5%	—	100.0%
Brian J. Rice	232.5%	—	140.0%
Adam M. Goldstein	232.5%	159.0%	140.0%
Daniel J. Hanrahan	232.5%	95.3%	140.0%
Harri U. Kulovaara	232.5%	—	130.0%

Performance Multiplier — The Compensation Committee can apply a performance multiplier, which may modify the total EIP award upwards or downwards by as much as 15% based on operational performance relative to industry competitors (subject to the maximum funding limit of 300% of the entire incentive amount). For 2007, the Compensation Committee decided not to apply the performance multiplier because the Company had only increased its relative performance by a nominal amount.

For 2007, the table below shows each NEO’s Target and Actual Incentive award. For Mr. Kulovaara, the ship delivery bonus is not factored into the target, but it is included in the actual performance based annual incentive.

	2007 Performance Based Annual Incentive
		Actual
Name	EIP Target	(Paid February 2008)

Richard D. Fain	$1,500,000	$2,990,625
Brian J. Rice	$412,500	$863,672
Adam M. Goldstein	$650,000	$1,179,393
Daniel J. Hanrahan	$550,000	$864,815
Harri U. Kulovaara	$270,000	$686,423

Long-Term Incentive Awards

The Compensation Committee grants long-term equity based incentive compensation under the 2000 Stock Award Plan (“2000 Equity Plan” or “LTIP”). Under the 2000 Equity Plan, the Compensation Committee can grant the following types of awards: stock options, performance shares, restricted stock, restricted stock units (“RSUs”), and stock appreciation rights. In balancing the Company’s retention objectives with its pay for performance orientation, the Compensation Committee considered the spectrum of potential equity instrument designs, vesting criteria and schedules.

As in previous years, the long-term incentive award granted to the NEOs was comprised of stock options and RSUs. In making the allocation between the two types of awards, the Compensation Committee considered that, of the two award designs, RSUs have a relatively greater retentive effect, and stock options have a relatively greater performance incentive impact. Also, the Compensation Committee considered the shareholder dilutive effect of the two awards, which is greater in the case of stock options. As shown below, the Compensation Committee allocated up to 75% of the award value to RSUs and the remainder to stock options, as this combination reflects the optimum balance between retention goals and performance incentive.

To further promote retention, the stock options and RSUs vest in equal installments over a four year period on the anniversary date of the grant. As the awards are inherently tied to the performance of Company stock, a vesting schedule based on continued service is considered appropriate to meet the desire for both retention and performance incentive.

In determining long-term incentive awards, the Compensation Committee considers the compensation of the Market Comparison Group, a review of other elements of compensation and the NEO’s contribution to the overall results of the Company. Below is a table which illustrates the 2007 grant values for the NEOs and the allocation of the grants between stock options and RSUs.

	2007 Long-Term Incentive Award
	Grant Value
	(as described in the
	“Grants of Plan Based
Name	Awards” Table)	Allocation

Richard D. Fain	$2,750,000	25% stock options; 75% RSUs
Brian J. Rice	$700,000	25% stock options; 75% RSUs
Adam M. Goldstein	$1,000,000	25% stock options; 75% RSUs
Daniel J. Hanrahan	$750,000	25% stock options; 75% RSUs
Harri U. Kulovaara	$400,000	50% stock options; 50% RSUs

Equity Grant Practices

The Compensation Committee generally grants annual equity awards to Named Executive Officers and management at the first meeting of the calendar year. All stock options have a ten year term and an exercise price of not less than 100% of the fair market value of the underlying shares on the date of the Compensation Committee’s approval. The 2000 Equity Plan defines the fair market value as the average of the high and low prices of the Company’s stock on the grant date. To determine the number of stock options awarded, the total grant value of the award is multiplied by the stock option allocation and then divided by the Black-Scholes value of a stock option as of the grant date. To determine the number of RSUs awarded, the total grant value is multiplied by the RSU allocation and then divided by the fair market value of the Company stock as of the grant date. A small number of equity awards are granted outside of the annual grant cycle in connection with events such as hiring and promotion. The grants are priced pursuant to the methodology outlined above.

Stock Ownership Guidelines

We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for our executives. Under these guidelines, over a three-year period, the NEOs are expected to accumulate Company stock, along with derivative forms of Company equity, such as unvested and vested stock options, having a fair market value equal to the multiples of their base salaries as shown in the table below.

	2007 Stock Ownership Guidelines
	Stock Ownership	Stock Ownership
	Guideline (as a	Guideline
Name	multiple of salary)	(as a dollar value)

Richard D. Fain	5 times	$5,000,000
Brian J. Rice	3 times	$1,650,000
Adam M. Goldstein	3 times	$1,950,000
Daniel J. Hanrahan	3 times	$1,650,000
Harri U. Kulovaara	3 times	$1,350,000

As of December 31, 2007, each Named Executive Officer has exceeded his stock ownership guideline objective shown above.

Severance

The Company has entered into Employment Agreements (“Agreements”) with each of the NEOs. These Agreements provide for severance benefits in connection with various termination of employment scenarios, which are discussed in this CD&A under the heading “Payments Upon Termination of Employment”.

We do not currently provide enhanced severance benefits if termination should follow a change-in-control of the Company. However, the Compensation Committee may in its discretion accelerate the vesting of long-term incentive awards in connection with a change-in-control.

Elements of Other Compensation

In an effort to offer our employees a competitive remuneration package, we provide them with certain retirement, medical and welfare benefits. The NEOs are eligible to participate on a basis commensurate with that of other employees. They also participate in the Company’s: qualified defined contribution retirement plan; non-qualified (unfunded) Supplemental Executive Retirement Plan (SERP), which restores to them the benefits they are unable to receive under the qualified retirement plan due to IRS limitations; and life insurance coverage equal to five times their annual base salary. In addition, they are eligible to participate in a nonqualified deferred compensation plan which allows them to defer compensation on a pre-tax basis.

The Company grants 10,086 shares of Company stock on a quarterly basis to a trust for Mr. Fain’s benefit, as further discussed on page 37. These grants are intended to give Mr. Fain a wealth accumulation opportunity commensurate with that of similarly situated executives in other companies, and to more closely link his long-term interests to those of shareholders.

The Company offers few perquisites or personal benefits, these include: Company subsidized automobile leases, discounts on Company cruises, annual executive physicals and spousal travel.

Impact of Tax and Accounting Treatment

Our 2000 Equity Plan complies with the requirements for “qualified performance based compensation” under Section 162(m) of the U.S. Internal Revenue Code.

Our EIP does not comply with Section 162(m), as it would require our EIP awards to be entirely formulaic and not allow for any discretion in determining individual performance. We believe our EIP is closely aligned to Company performance and should also have the ability to reward our NEOs for their individual contributions to our Company’s success. Even though our EIP is subject to the deduction limitations under Section 162(m), the financial impact of these limitations is immaterial.

EXECUTIVE COMPENSATION

Summary Compensation Table

	2007 Summary Compensation Table
							Change in
						Non-Equity	Pension
						Incentive	Value and
				Stock	Option	Plan	NQDC	All Other
Name	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total

Richard D. Fain	2007	$1,001,923	$0	$2,111,728	$506,424	$2,990,625	$4,141	$126,500	$6,741,341
Chairman and Chief Executive Officer	2006	$1,017,789	$0	$1,559,246	$324,528	$2,914,960	$33,069	$113,827	$5,963,419
Brian J. Rice	2007	$542,308	$0	$476,769	$155,328	$863,672	$7,488	$68,107	$2,113,672
Executive Vice President and Chief Financial Officer	2006	$440,385	$0	$407,937	$129,143	$675,506	$22,923	$69,118	$1,745,012
Adam M. Goldstein	2007	$644,231	$0	$650,004	$187,879	$1,179,393	$2,867	$84,727	$2,749,101
President and Chief Executive Officer, Royal Caribbean International	2006	$570,192	$0	$532,034	$126,853	$674,571	$22,478	$88,548	$2,014,676
Daniel J. Hanrahan	2007	$546,154	$0	$470,817	$157,605	$864,815	$2,784	$71,553	$2,113,728
President and Chief Executive Officer, Celebrity Cruises and Azamara Cruises	2006	$492,788	$0	$362,299	$122,977	$773,657	$12,552	$66,868	$1,831,141
Harri U. Kulovaara	2007	$443,308	$150,000	$189,524	$170,825	$536,423	$3,830	$76,938	$1,570,848
Executive Vice President, Maritime	2006	$361,750	$200,000	$173,833	$123,604	$362,557	$27,733	$69,054	$1,318,531

(1)	We report annual Executive Incentive Plan awards in the column titled “Non-Equity Incentive Plan Compensation”. For Mr. Kulovaara, the amount reported in this column reflects his bonus awarded in conjunction with the delivery of a new ship in 2006 and 2007.

(2)	The column titled “Stock Awards” reports the expense, calculated in accordance with the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123R”), excluding estimated forfeitures, recognized for the applicable year in respect of all outstanding restricted stock unit awards, regardless of their year of grant. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 2 and Note 8 of the consolidated financial statements in the Company’s Annual Report for the years ended December 31, 2006 and December 31, 2007, respectively. In the case of Mr. Fain, the amount shown includes the accounting expense relating to stock issued to a trust for Mr. Fain’s benefit described on page 37. In accordance with Mr. Fain’s original agreement, these shares are valued at $13.875 per share, the value of the Company’s stock on July 1, 1994 (as adjusted for subsequent stock splits).

(3)	The column titled “Option Awards” reports the expense, calculated in accordance with SFAS No. 123R excluding estimated forfeitures, recognized for the applicable year in respect of all outstanding stock option awards, regardless of their year of grant. For the assumptions used in valuing these awards for purposes of computing this expense please see Note 2 and Note 8 of the consolidated financial statements in the Company’s Annual Report for the years ended December 31, 2006 and December 31, 2007, respectively.

(4)	The Named Executive Officers participate in the Company’s tax-qualified non-contributory defined contribution pension plan and nonqualified, non-contributory (unfunded) supplemental executive retirement plan. Additionally, in prior years Messrs. Rice, Hanrahan and Kulovaara participated in the Company’s Non-Qualified Deferred Compensation Plan. The aggregate above-market earnings on these Named Executive Officers’ holdings in the Non-Qualified Deferred Compensation Plan are listed under the column titled “Change in Pension Value and NQDC Earnings”. The above-market portion of earnings is calculated as the total earnings in the plan, less the earnings that would have been achieved under a 5.68% annual growth rate (120% of the applicable federal long-term rate at December 2007).

(5)	Please see the following table entitled “All Other Compensation” for an itemized disclosure of this element of compensation.

All Other Compensation

	2007 All Other Compensation
	Perquisites		Benefits
					Company
					Contributions
					to Qualified
					and
					Non-Qualified
					Defined
					Contribution
				Life	and Deferred
	Auto	Other	Management	Insurance	Compensation
Name	Lease(1)	Perquisites(2)	Physical	Policies	Plans	Total

Richard D. Fain	$19,982	$17,992	—	$43,544	$44,982	$126,500
Chairman and Chief Executive Officer
Brian J. Rice	$14,451	$700	—	$7,974	$44,982	$68,107
Executive Vice President and Chief Financial Officer
Adam M. Goldstein	$25,084	$6,650	$895	$7,116	$44,982	$84,727
President and Chief Executive Officer, Royal Caribbean International
Daniel J. Hanrahan	$20,303	$250	$895	$8,871	$41,234	$71,553
President and Chief Executive Officer, Celebrity Cruises and Azamara Cruises
Harri U. Kulovaara	$17,931	—	—	$14,025	$44,982	$76,938
Executive Vice President, Maritime

(1)	These amounts include payments for auto lease, maintenance, registration and insurance.

(2)	Other perquisites include membership dues, discounts on Company cruises, and expenses for spousal travel.

Grants of Plan-Based Awards

	2007 Grants of Plan-Based Awards
								All Other
								Stock	All Other
								Awards:	Option			Grant Date
								Number	Awards:	Exercise	Closing	Fair Value
		Estimated Future Payouts Under						of	Number of	or Base	Stock	of
		Non-Equity Incentive Plan			Estimated Future Payouts			Shares of	Securities	Price	Price at	Stock and
	Grant	Awards (1)			Under Equity Incentive Plan Awards			Stock or	Underlying	of Option	Date of	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards (2)	Grant	Awards (3)

Richard D. Fain	2007	$75,000	$1,500,000	$4,500,000	—	—	—	—	—	—	—	—
Chairman and Chief	2006	$66,625	$1,332,500	$3,997,500	—	—	—	—	—	—	—	—
Executive Officer	2/1/07	—	—	—	—	—	—	45,535	—	—	—	$2,062,508
	2/6/06	—	—	—	—	—	—	27,021	—	—	—	$1,199,462
	2/1/07	—	—	—	—	—	—	—	52,247	$45.30	$45.39	$687,494
	2/6/06	—	—	—	—	—	—	—	28,269	$44.41	$44.39	$399,962

Brian J. Rice	2007	$20,625	$412,500	$1,237,500	—	—	—	—	—	—	—	—
Executive Vice	2006	$15,750	$315,000	$945,000	—	—	—	—	—	—	—	—
President and Chief	2/1/07	—	—	—	—	—	—	11,591	—	—	—	$525,014
Financial Officer	2/6/06	—	—	—	—	—	—	8,444	—	—	—	$374,829
	2/1/07	—	—	—	—	—	—	—	13,299	$45.30	$45.39	$174,994
	2/6/06	—	—	—	—	—	—	—	8,834	$44.41	$44.39	$124,985

Adam M. Goldstein	2007	$32,500	$650,000	$1,950,000	—	—	—	—	—	—	—	—
President and Chief	2006	$20,125	$402,500	$1,207,500	—	—	—	—	—	—	—	—
Executive Officer,	2/1/07	—	—	—	—	—	—	16,558	—	—	—	$749,995
Royal Caribbean	2/6/06	—	—	—	—	—	—	10,133	—	—	—	$449,804
International	2/1/07	—	—	—	—	—	—	—	18,999	$45.30	$45.39	$249,998
	2/6/06	—	—	—	—	—	—	—	10,601	$44.41	$44.39	$149,986

Daniel J. Hanrahan	2007	$27,500	$550,000	$1,650,000	—	—	—	—	—	—	—	—
President and Chief	2006	$17,500	$350,000	$1,050,000	—	—	—	—	—	—	—	—
Executive Officer,	2/1/07	—	—	—	—	—	—	12,419	—	—	—	$562,519
Celebrity Cruises	2/6/06	—	—	—	—	—	—	8,444	—	—	—	$374,829
and Azamara Cruises	2/1/07	—	—	—	—	—	—	—	14,249	$45.30	$45.39	$187,494
	2/6/06	—	—	—	—	—	—	—	8,834	$44.41	$44.39	$124,985

Harri U. Kulovaara	2007	$13,500	$270,000	$810,000	—	—	—	—	—	—	—	—
Executive Vice	2006	$9,075	$181,500	$544,500	—	—	—	—	—	—	—	—
President, Maritime	2/1/07	—	—	—	—	—	—	4,415	—	—	—	$199,977
	2/6/06	—	—	—	—	—	—	3,378	—	—	—	$149,949
	2/1/07	—	—	—	—	—	—	—	15,199	$45.30	$45.39	$199,995
	2/6/06	—	—	—	—	—	—	—	10,601	$44.41	$44.39	$155,945

(1)	These values represent the threshold, target and maximum payouts under the Executive Incentive Plan. Threshold is equal to 5% of target and maximum is equal to 300% of target.

(2)	The stock option exercise price is the average of the high and low stock price on the date of grant. For 2007, the closing price on the grant date was nine and one-half cents higher than the average of the high and low.

(3)	The grant date fair values of the equity awards are calculated in accordance with SFAS No. 123R. See Note 2 and Note 8 of the consolidated financial statements in the Company’s Annual Report for the years ended December 31, 2006 and December 31, 2007, respectively, regarding assumptions underlying the valuation of these awards.

Additional Information

The Company entered into new employment agreements with Messrs. Fain, Rice, Goldstein, and Kulovaara effective July 25, 2007. Our subsidiary, Celebrity Cruises Inc. (“Celebrity”), entered into a new employment agreement with Mr. Hanrahan effective July 25, 2007. These new agreements (the “Agreements”) are intended to enhance the retention and motivation of these key employees; ensure compliance with section 409(A) of the U.S. Internal Revenue Code and to include provisions protecting the Company such as a non-competition and non-solicitation clause. The Agreements do not change any of the underlying economic terms of the prior compensation agreements. The terms of the Agreements are summarized below and apply uniformly to all NEOs, except that Mr. Hanrahan’s employment agreement differs from that of the other NEOs by establishing Celebrity rather than the Company as his employer. In addition, under our employment agreement with Mr. Fain, we have agreed to make quarterly contributions to a trust in favor of Mr. Fain, in the amount of 10,086 shares of Company stock per quarter, until the earlier of the termination of Mr. Fain’s employment or June 2014 as described on page 37.

The term of the Agreements shall always be two years, unless sooner terminated as provided in the Agreements. The Agreements provide for an annual base salary which may be increased, but not decreased at any time during the term of the Agreement at the sole discretion of the Company. Each NEO is eligible to participate in any cash incentive compensation program available to similarly situated executives of the Company and is eligible to receive an annual cash incentive during the term of employment on the same basis and under substantially the same terms as similarly situated executives. Under the terms of the Agreement, the NEO is eligible to participate in any equity or long-term incentive plans available to similarly situated executives of the Company and is eligible to receive awards under such plans as determined by the Company in its sole discretion.

The NEOs’ employment can be terminated by the Company or by them at any time. If the Company terminates employment without cause or if the NEO resigns for “good reason” (as defined in the Agreement), they are entitled to receive: an amount equal to two times annual base salary; the target annual EIP award during the two years following termination; continued payment of health and medical benefits for a period of two years, or until such time that they commence employment with a new employer, whichever occurs first; and payment of reasonable professional search fees relating to outplacement. At the sole discretion of the Company, the NEO is also eligible to receive a one time termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of base salary.

Each NEO has agreed not to compete with the Company or its affiliates during the term of employment and for two years following termination of employment and to refrain from (i) employing the Company or its affiliates’ employees during this period or (ii) soliciting employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the Agreement and subsequent to the termination of the Agreement, the NEO agrees not to disclose or use any confidential information.

Outstanding Equity Awards at Fiscal Year-End

	2007 Outstanding Equity Awards at Fiscal Year-End
	Option Awards (1)					Stock Awards (1)
									Equity
									Incentive
									Plan
									Awards:
									Market
								Equity	or
								Incentive	Payout
								Plan Awards:	Value of
			Equity					Number of	Unearned
			Incentive				Market	Unearned	Shares,
	Number	Number	Plan Awards:				Value	Shares,	Units or
	of	of	Number of			Number of	of Shares	Units or	Other
	Securities	Securities	Securities			Shares or	or Units	Other	Rights
	Underlying	Underlying	Underlying			Units of	of Stock	Rights	That
	Unexercised	Unexercised	Unexercised	Option	Option	Stock Held	Held that	That Have	Have
	Options —	Options —	Unearned	Exercise	Expiration	That Have	Have Not	Not Yet	Not Yet
Name	Exercisable	Unexercisable	Options	Price	Date	Not Vested	Yet Vested(2)	Vested	Vested

Richard D. Fain	150,000	—	—	$48.00	2/4/10	—	—	—	—
Chairman and Chief	300,000	—	—	$9.90	10/12/11	—	—	—	—
Executive Officer	17,675	5,891	—	$40.06	3/17/14	—	—	—	—
	7,304	7,302	—	$47.93	2/10/15	—	—	—	—
	7,068	21,201	—	$44.41	2/6/16	—	—	—	—
	—	52,247	—	$45.30	2/1/17	—	—	—	—
	—	—	—	—	—	343,041 (3)	$14,558,660	—	—
Brian J. Rice	25,000	—	—	$48.00	2/4/10	—	—	—	—
Executive Vice	3,125	—	—	$28.78	3/3/10	—	—	—	—
President and Chief	8,838	2,945	—	$40.06	3/17/14	—	—	—	—
Financial Officer	3,652	3,651	—	$47.93	2/10/15	—	—	—	—
	2,209	6,625	—	$44.41	2/6/16	—	—	—	—
	—	13,299	—	$45.30	2/1/17	—	—	—	—
	—	—	—	—	—	25,812	$1,095,461	—	—
Adam M. Goldstein	20,000	—	—	$27.02	2/26/08	—	—	—	—
President and Chief Executive	35,000	—	—	$35.09	2/5/09	—	—	—	—
Officer, Royal Caribbean	25,000	—	—	$48.00	2/4/10	—	—	—	—
International	20,000	—	—	$19.65	11/5/12	—	—	—	—
	5,892	1,963	—	$40.06	3/17/14	—	—	—	—
	2,435	2,434	—	$47.93	2/10/15	—	—	—	—
	2,651	7,950	—	$44.41	2/6/16	—	—	—	—
	—	18,999	—	$45.30	2/1/17	—	—	—	—
	—	—	—	—	—	35,171	1,492,657	—	—
Daniel J. Hanrahan	9,000	—	—	$41.63	5/21/09	—	—	—	—
President and Chief Executive	8,500	—	—	$48.00	2/4/10	—	—	—	—
Officer, Celebrity Cruises and	20,000	—	—	$28.78	3/3/10	—	—	—	—
Azamara Cruises	2,000	—	—	$20.30	12/4/10	—	—	—	—
	8,101	2,700	—	$40.06	3/17/14	—	—	—	—
	3,348	3,346	—	$47.93	2/10/15	—	—	—	—
	2,209	6,625	—	$44.41	2/6/16	—	—	—	—
	—	14,249	—	$45.30	2/1/17	—	—	—	—
	—	—	—	—	—	25,104	$1,065,414	—	—
Harri U. Kulovaara	30,000	—	—	$48.00	2/4/10	—	—	—	—
Executive Vice	3,650	—	—	$28.78	3/3/10	—	—	—	—
President, Maritime	10,000	—	—	$19.65	11/5/12	—	—	—	—
	7,365	2,454	—	$40.06	3/17/14	—	—	—	—
	3,044	3,042	—	$47.93	2/10/15	—	—	—	—
	1,535	9,066	—	$44.41	2/6/16	—	—	—	—
	—	15,199	—	$45.30	2/1/17	—	—	—	—
	—	—	—	—	—	10,592	$449,524	—	—

(1)	Option and Stock Awards vest in predetermined amounts over a three to five year period.

(2)	The market value of unvested stock holdings is calculated as of December 31, 2007, as the number of unvested shares outstanding multiplied by the year end closing stock price of $42.44.

(3)	This includes shares that have yet to be issued to a trust for Mr. Fain’s benefit described on page 37.

Option Exercises and Stock Vested

	2007 Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares Acquired	Value Realized	Number of Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting

Richard D. Fain	325,000	$6,730,600	57,411 (1)	$2,395,822
Chairman and Chief Executive Officer

Brian J. Rice	—	—	7,460	$312,488
Executive Vice President and Chief Financial Officer

Adam M. Goldstein	—	—	10,225	$427,644
President and Chief Executive Officer, Royal Caribbean International

Daniel J. Hanrahan	—	—	6,574	$275,516
President and Chief Executive Officer, Celebrity Cruises and Azamara Cruises

Harri U. Kulovaara	—	—	3,837	$160,120
Executive Vice President, Maritime

(1)	This includes shares that were issued in 2007 to a trust for Mr. Fain’s benefit described on page 37.

Nonqualified Deferred Compensation and Defined Contribution Retirement Plans

For information regarding the defined contribution retirement plans in which the Named Executive Officers participate, please see below.

	2007 Nonqualified Deferred Compensation
			Registrant		Aggregate
		Executive	Contributions		Earnings
		Contribution	in Last		in Last	Aggregate	Aggregate
		in Last	Fiscal		Fiscal	Withdrawals /	Balance at
Name	Plan Name	Fiscal Year	Year(1)		Year(2)	Distributions	Last FYE

Richard D. Fain	Royal Caribbean Cruises Ltd. Et Al.
Chairman and Chief	Retirement Plan	—	$27,000		$50,680	—	$915,077
Executive Officer	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$17,982		$16,676	—	$310,199

	Trust Agreement (3)	—	$1,680,428	(4)	$1,763,232	—	$34,503,710

Brian J. Rice	Royal Caribbean Cruises Ltd. Et Al.
Executive Vice President and	Retirement Plan	—	$27,000		$15,474	—	$298,152
Chief Financial Officer	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$17,982		$7,032	—	$141,209

	Royal Caribbean Cruises Ltd. Et Al. Non-
	Qualified Deferred Compensation Plan	—	—		$27,616	—	$406,340

Adam M. Goldstein	Royal Caribbean Cruises Ltd. Et Al.
President and Chief Executive Officer,	Retirement Plan	—	$27,000		$33,964	—	$622,151
Royal Caribbean International	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$17,982		$12,672	—	$240,030

Daniel J. Hanrahan	Royal Caribbean Cruises Ltd. Et Al.
President and Chief Executive Officer,	Retirement Plan	—	$24,750		$10,606	—	$210,606
Celebrity Cruises and Azamara Cruises	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$16,484		$6,579	—	$131,775

	Royal Caribbean Cruises Ltd. Et Al. Non-
	Qualified Deferred Compensation Plan	—	—		$6,657	—	$93,443

Harri U. Kulovaara	Royal Caribbean Cruises Ltd. Et Al.
Executive Vice President, Maritime	Retirement Plan	—	$27,000		$18,860	—	$357,485
	Royal Caribbean Cruises Ltd.
	Supplemental Executive Retirement Plan	—	$17,982		$11,680	—	$222,647

	Royal Caribbean Cruises Ltd. Et Al.
	Non-Qualified Deferred Compensation Plan	—	—		$12,423	—	$196,767

(1)	These amounts (other than the amount shown for Mr. Fain under “Trust Agreement”) are also reported in the column titled “All Other Compensation” in the “2007 Summary Compensation Table” and in the column titled “Company Contributions to Qualified and Nonqualified Defined Contribution and Deferred Compensation Plans” in the “All Other Compensation” table.

(2)	A portion of these amounts, with respect to above-market earnings, are disclosed in the column titled “Change in Pension Value and NQDC Earnings” in the “2007 Summary Compensation Table.”

(3)	The amounts in this row relate to stock issued to a trust for Mr. Fain’s benefit as described on page 37.

(4)	The amount shown represents the value of the shares issued to the trust in 2007 based on the quarter-end closing price of the Company’s stock for each quarterly contribution. The accounting expense related to this amount appears in the “Stock Award” column of the “2007 Summary Compensation Table.”

Royal Caribbean Cruises Ltd. Et Al. Retirement Plan.  This plan (the “Retirement Plan”) is a tax-qualified non-contributory defined contribution pension plan. The Company makes annual contributions of 8% to 12% of the employee’s annual base salary based on years of service and IRS limitations. Employees who satisfy the eligibility requirements of six months of active service, completion of 1,000 hours of service annually, and who are actively employed at year end are eligible to receive a contribution.

Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan.  This plan (the “SERP”) is a nonqualified (unfunded), non-contributory plan established for a select group of executives or highly compensated employees who are subject to Internal Revenue Code limitations on the benefits they are able to accrue under the Retirement Plan. This “Top Hat” plan provides the executives with the benefits lost under the Retirement Plan up to the maximum compensation benefit defined in the SERP. The participant is credited with the same contribution percent and vesting service as under the Retirement Plan.

Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan.  This plan is a nonqualified voluntary deferred compensation plan that allows for a select group of executives or highly compensated employees to defer up to 20% of their annual base salary. Additionally, the participants have the option to defer a portion of their annual EIP award provided the deferral is made in advance in accordance with IRS requirements. If the Company is insolvent, the assets in this plan shall be held for the benefit of the Company’s general creditors

Trust Agreement for Mr. Richard D. Fain.  The Company has entered into an amended and restated trust agreement dated September 21, 2007, with Northern Trust N.A., as Trustee, in order to establish a trust in favor of Mr. Fain. Under our employment agreement with Mr. Fain, we have agreed to make quarterly contributions to the trust, in the amount of 10,086 shares of Company stock per quarter, until the earlier of the termination of Mr. Fain’s employment or June 2014. If Mr. Fain ceases to be employed by the Company for any reason, he (or his beneficiaries) will be entitled to receive a distribution of the Trust assets. In light of this provision, all shares held in trust are deemed fully vested deferred shares at the time of contribution. The Trustee shall not distribute assets to Mr. Fain or his beneficiaries if the Company is insolvent. In this case, the Trust assets shall be held for the benefit of the Company’s general creditors.

Payments upon Termination of Employment

The following table represents payments and benefits to which the NEOs would be entitled upon termination of their employment in accordance with their employment agreement. Termination of employment is assumed to occur, for purposes of this table, on December 31, 2007. The table does not include amounts the NEO would be entitled to, without regard to the circumstances of termination, such as vested equity awards or accrued retirement benefits (if retirement eligible) and deferred compensation. Please see the “2007 Equity Awards Outstanding at Fiscal Year End” and “2007 Nonqualified Deferred Compensation” tables for these amounts.

In many cases, the NEO’s entitlements upon termination of employment are governed by their employment agreement with the Company. These arrangements are described on page 33 of this proxy statement.

In the table below, amounts shown as “Settlement of Outstanding LTIP Equity Awards (NQ Stock Options)” represent the intrinsic value (market value less exercise price) of unvested stock options to which the NEO would be entitled to in the applicable scenario, and amounts shown as “Settlement of Outstanding LTIP Equity Awards (Restricted Shares)” represent the value of unvested shares underlying such awards, based in each case on the 2007 year end closing stock price of $42.44.

	2007 Payments Upon Termination of Employment
		Termination Type
				Termination
				without
				Cause or	Involuntary	“Change
		Voluntary	Death or	for Good	Termination	of Control
Name	Benefit	Quit	Disability	Reason	for Cause	Termination”		Retirement(1)

Richard D. Fain	Severance Payment	—	$2,000,000	$2,000,000	—	$2,000,000		—
Chairman and Chief	Settlement of Outstanding Annual Bonus Award	—	$3,000,000	$3,000,000	—	$3,000,000		—
Executive Officer	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$14,021	—	—	$14,021	(2)	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$3,429,364	—	—	$3,429,364	(2)	—
	Medical and Dental Benefits Continuation	—	—	$16,452	—	$16,452		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total	$0	$8,443,385	$5,025,952	$0	$8,469,337		$0
Brian J. Rice	Severance Payment	—	$1,100,000	$1,100,000	—	$1,100,000		—
Executive Vice	Settlement of Outstanding Annual Bonus Award	—	$825,000	$825,000	—	$825,000		—
President and Chief	Settlement of Outstanding LTIP Equity
Financial Officer	Awards (Stock Options)	—	$7,009	—	—	$7,009	(2)	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$1,095,461	—	—	$1,095,461	(2)	—
	Medical and Dental Benefits Continuation	—	—	$13,418	—	$13,418		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total	$0	$3,027,470	$1,947,918	$0	$3,050,388		$0
Adam M. Goldstein	Severance Payment	—	$1,300,000	$1,300,000	—	$1,300,000		—
President and Chief	Settlement of Outstanding Annual Bonus Award	—	$1,300,000	$1,300,000	—	$1,300,000		—
Executive Officer,	Settlement of Outstanding LTIP Equity
Royal Caribbean	Awards (Stock Options)	—	$4,672	—	—	$4,672	(2)	—
International	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$1,492,657	—	—	$1,492,657	(2)	—
	Medical and Dental Benefits Continuation	—	—	$16,452	—	$16,452		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total	$0	$4,097,329	$2,625,952	$0	$4,123,281		$0
Daniel J. Hanrahan	Severance Payment	—	$1,100,000	$1,100,000	—	$1,100,000		—
President and Chief	Settlement of Outstanding Annual Bonus Award	—	$1,100,000	$1,100,000	—	$1,100,000		—
Executive Officer,	Settlement of Outstanding LTIP Equity
Celebrity Cruises	Awards (Stock Options)	—	$6,426	—	—	$6,426	(2)	—
and Azamara Cruises	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$1,065,414	—	—	$1,065,414	(2)	—
	Medical and Dental Benefits Continuation	—	—	$16,452	—	$16,452		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total	$0	$3,271,840	$2,225,952	$0	$3,297,792		$0
Harri U. Kulovaara	Severance Payment	—	$900,000	$900,000	—	$900,000		—
Executive Vice	Settlement of Outstanding Annual Bonus Award	—	$540,000	$540,000	—	$540,000		—
President, Maritime	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$5,841	—	—	$5,841	(2)	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Shares)	—	$449,524	—	—	$449,524	(2)	—
	Medical and Dental Benefits Continuation	—	—	$12,695	—	$12,695		—
	Outplacement Services	—	—	$9,500	—	$9,500		—
	Total	$0	$1,895,365	$1,462,195	$0	$1,917,560		$0

(1)	For retirement benefits of NEOs, please see “2007 Nonqualified Deferred Compensation.”

(2)	The NEO would receive these amounts only if the Compensation Committee were to exercise its discretion to accelerate awards upon a change of control of the Company.

SHAREHOLDER PROPOSAL

Robert L. Kurte and Harold Kurte, 2701 Edgewater Court, Weston, Florida 33332-3403, shareholders of 200 shares of Royal Caribbean common stock, have advised us that they intend to present a proposal at this year’s annual meeting. In accordance with applicable proxy regulations, the proposal, for which the Board accepts no responsibility, is set forth below. Approval of this proposal would require the affirmative vote of a majority of the votes represented by the shares of common stock present at the meeting in person or by proxy.

“Whereas We Believe:

Merely encouraging directors of the company to accumulate ownership of $100,000 of company stock is insufficient. In order to align the interests of the directors and shareholders, directors should have a significant financial stake in the company.

“And Whereas:

In the interest of promoting better shareholder relationships some general rules under which corporate officials may properly buy or sell stock in the company need to be adopted and made part of the corporate governance principles of the company.

“Hereby Be It Resolved”

Each director must own Royal Caribbean shares equal in value to a minimum of three times the base annual retainer payable to a director. Directors must achieve this ownership level by the latter of July 1st, 2011 or three years after the director has become a board member.

After the adoption of this proposal, the following stock ownership guidelines are to take effect from July 1st, 2008.

Guidelines of Stock Ownership for Directors and Executives

Title	Stock Ownership Guidelines

Chairman and CEO	5 TIMES BASE SALARY
Brand Presidents & All Other Executive Officers	3 TIMES BASE SALARY
Key Staff Positions	1 TIMES BASE SALARY
Directors	3 TIMES BASE ANNUAL RETAINER

Stock Ownership Guidelines

Each director and executive covered by the guidelines must hold in shares at least 30% of their gain on the stock option exercise for a period of six months. Those who do not meet the guidelines after the six month period must continue to hold the shares until the guidelines are met.

Any individual covered by this policy may not purchase, sell, or enter into any market transactions with respect to Royal Caribbean stock during any “blackout” period. A blackout period usually applies from the beginning of the first day following the last month of each fiscal quarter (January, April, July, and October 1 of each year) up to and including two full trading days after the public release of Royal Caribbean’s quarterly or annual financial results. In addition to the regularly scheduled blackout periods, Royal Caribbean may impose additional blackout periods during which there exists material non-public information about Royal Caribbean, such as major acquisitions and divestitures.

Stock ownership guidelines prohibit directors and executives from speculating in Royal Caribbean’s stock, which includes, but is not limited to, short selling (profiting if the market price of the securities decreases); buying or selling publicly traded options, including writing covered calls and hedging of any other type of derivative arrangement that has a similar effect.

* * *

Board of Directors’ Response

The Board recommends that you vote AGAINST this proposal. The Board believes that (i) our existing policies and guidelines already accomplish the proposal’s principal objectives without negatively affecting our competitive employment practices or business; (ii) our policies already contain “blackout” periods, short-selling restrictions and other limitations on inappropriate speculative activities that are more appropriate than those proposed; and (iii) the proposal’s ambiguous language and overbroad scope create problems which would harm our business if approved by shareholders.

Stock Ownership Guidelines

Royal Caribbean has already established stock ownership guidelines for directors and executive officers as part of our corporate governance principles and compensation programs.

Directors and Executive Officers

Under our existing guidelines, directors are required to accumulate ownership of at least $150,000 worth of our common stock, including restricted stock, within three years of becoming a director. Directors who own less than this amount are prohibited from selling our common stock. The proposal requires directors to own “shares equal in value to a minimum of three times the base annual retainer.” Based on the current $50,000 annual retainer of our directors, the Board believes that the stock ownership guideline for directors under the proposal would be substantially the same as the $150,000 amount required under our guidelines.

We believe our stock ownership guidelines also serve substantially the same purposes as those contained in the proposal with respect to our chairman and chief executive officer, brand presidents and other executive officers. Specifically, over a three-year period, executive officers are expected to accumulate our common stock, along with derivative forms of our equity securities such as unvested and vested stock options, having a fair market value equal to five times base salary, for our chairman and chief executive officer, and three times base salary, for our brand presidents and other executive officers.

Finally, the Board believes that the additional retention requirements which would be imposed by the proposal are unnecessary, and could interfere with our ability to attract and retain desirable candidates for board and executive officer service.

We believe that our stock ownership guidelines are effective in aligning management’s interests with those of shareholders by ensuring that directors and executive officers achieve and maintain appropriate levels of equity in our Company. In doing so, our guidelines accomplish the principal objectives of the proposal.

“Key Staff Positions”

The proposal also seeks to extend stock ownership guidelines to Royal Caribbean’s “key staff positions.” We do not presently categorize employees on this basis and we believe that doing so would create confusion among our employees. Moreover, the Board believes that the implementation and administration of stock ownership guidelines that extend to “key staff positions” would be unnecessarily costly and burdensome because such a category could conceivably apply to hundreds or thousands of our employees both shoreside and on board our ships. We believe it would also harm our ability to attract and retain important employees by compromising the competitiveness of our compensation policies.

The Board believes that our stock ownership guidelines strike an appropriate balance between aligning the interests of management with those of our shareholders without negatively affecting our competitive employment practices. An extension of these guidelines to “key staff positions” could result in undesirable consequences to our business.

Blackout Periods and Short-Selling Restrictions

The proposal would also impose “blackout” periods and would restrict a director or officer’s ability to “speculate” in Royal Caribbean common stock. We already have policies designed to address these concerns in accordance with applicable law. In particular, we have adopted a “blackout” policy which provides that trading in our securities by directors and officers should only take place during a 45-day period each fiscal quarter, which is more restrictive than the two-month trading window that would be available each fiscal quarter under the proposal.

In addition, our existing policies prohibit directors and officers from short-selling Royal Caribbean securities in substantially the same manner as contained in the proposal. The Board believes that our policies are more appropriate than those contained in the proposal and that adopting them would largely duplicate our existing policies, and hence unadvisable.

For the reasons set forth above, the Board believes that this shareholder proposal is contrary to the best interest of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

PROPOSALS OF SHAREHOLDERS FOR NEXT YEAR

Proposals of shareholders intended to be considered for inclusion in our proxy statement for the Company’s next annual meeting of shareholders must be received by the Corporate Secretary of the Company no later than December 12, 2008 at the Company’s executive offices: 1050 Caribbean Way, Miami, Florida 33132. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy statements. Any proposals for consideration at the Company’s next annual meeting of shareholders, but not included in the Company’s proxy statement, must be received by the Corporate Secretary of the Company no later than January 13, 2009.

SOLICITATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone or other electronic means. None of these employees will receive any additional or special compensation for assisting us in soliciting proxies. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Under the SEC rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding”, applies to you if all of the following criteria are met:

(1) You have the same address as other security holders registered on our books;

(2) You have the same last name as the other security holders; and

(3) Your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless Broadridge is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.

What if I want to continue to receive multiple sets of materials?

If you would like to continue to receive a separate set of materials for yourself, call or write Broadridge at 800-542-1061 or 51 Mercedes Way, Edgewood, NY 11717. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

Call or write Broadridge to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO “INVESTOR RELATIONS”, ROYAL CARIBBEAN CRUISES LTD., 1050 CARIBBEAN WAY, MIAMI, FLORIDA 33132.

APPENDIX A

Royal Caribbean Cruises Ltd.
2008 Equity Incentive Plan

Section 1.  Purpose and Effectiveness

(A) The purpose of this 2008 Equity Incentive Plan (the “Plan”) is to promote the success of Royal Caribbean Cruises Ltd., a Liberian corporation (the “Company”), by providing a method whereby both employees and directors of the Company and its Affiliates may be encouraged to increase their proprietary interest in the Company’s business. By offering incentive compensation opportunities that are based on the Company’s common stock, the Plan will motivate Participants to achieve long-range goals, further identify their interests with those of the Company’s other shareholders, and promote the long-term financial interest of the Company. The Plan is further intended to aid in attracting and retaining persons of exceptional ability and leadership qualities to become officers, employees, and directors of the Company and its Affiliates.

(B) The Plan was adopted by the Board of Directors on March 7, 2008 and shall be subject to approval at the 2008 annual meeting of the Company’s shareholders. Any Awards granted under the Plan prior to such shareholder approval shall be conditioned upon such shareholder approval and shall be null and void if such approval is not obtained.

(C) No Awards may be granted under the Plan following the 2018 annual meeting of the Company’s shareholders.

Section 2.  Definitions and Rules of Construction

(A) Defined Terms.  Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):

(i) “Affiliate” means any business entity, regardless of whether organized as a corporation, limited liability company, partnership or any other legal form, in which the Company has (i) an ownership of 50% or greater, or (ii) in the sole discretion of the Committee, a significant interest.

(ii) “Agreement” means a written instrument, which need not be executed by the Participant, that sets out the terms of the grant of an Award, as any such Agreement may be supplemented or amended from time to time.

(iii) “Award” means any award or benefit granted under the Plan, as further defined in Section 5(A) of the Plan.

(iv) “Beneficiary” means the individual(s) designated by the Participant to succeed to his/her rights in all Awards granted to him/her under the Plan in the eventuality of his/her death or Disability.

(v) “Board” means the Board of Directors of the Company.

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(vi) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

(vii) “Committee” means the Compensation Committee of the Board.

(viii) “Company” means Royal Caribbean Cruises Ltd., a Liberian corporation and any successor entity.

(ix) “Date of Grant” means the date on which the Committee takes the corporate actions necessary to fix the major terms of an Award to a specified Eligible Individual, including, in the case of an Option, the number of Shares subject to the Option and the applicable Exercise Price.

(x) “Director” means a duly elected or appointed member of the Board or the Board of Directors of an Affiliate.

(xi) “Disability” means permanent and total disability as defined in Section 22(e) of the Code.

(xii) “Eligible Individual” means an Employee or Director who is described in Section 3(A) of the Plan.

(xiii) “Employee” means an individual who is employed by the Company or any Affiliate.

(xiv) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific ERISA section shall include any successor section.

(xv) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.

(xvi) “Executive Officer” means executive officer as defined in Rule 3b-7 under the Exchange Act, provided that, if the Board has designated the executive officers of the Company for purposes of reporting under the Exchange Act, the designation by the Board shall be conclusive for purposes of the Plan.

(xvii) “Exercise Price” means the price that must be paid by an Optionee upon exercise of an Option to purchase a share of Stock.

(xviii) “Fair Market Value” of a Share of Stock as of any date means the mean between the highest and lowest reported sale prices of the Stock (i) on the date on the principal exchange or market on which the Stock is then listed or admitted to trading, or (ii) if the day is not a date on which such exchange or market is open, the last preceding date on which there was a sale of such Stock on such exchange or market, or (iii) as otherwise determined by the Committee if the Stock is not listed on an Exchange.

(xix) “Option” means a right to purchase from the Company a stated number of Shares at an Exercise Price and for a period of time established by the Committee.

(xx) “Optionee” means an Eligible Individual who has received an Option under this Plan, for the period of time during which such Option is held in whole or in part.

(xxi) “Option Shares” means, with respect to any Option granted under this Plan, the Stock that may be acquired upon the exercise of such Option.

(xxii) “Participant” means an Eligible Individual who has received an Award under this Plan.

(xxiii) “Plan” means this Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan, as amended from time to time.

(xxiv) “Secretary” means the secretary of the Company or his/her designee.

(xxv) “Settlement Date” means the date on which Stock, cash, cash equivalents, or any combination thereof are transferred by the Company to a Participant with respect to, and in settlement of, a prior

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contractual commitment made by the Company to such Participant under the Plan in the form of Restricted Stock Units, Stock Appreciation Rights or Performance Shares.

(xxvi) “Shares” or “Stock” mean shares of the common stock of the Company, par value $.01, subject to any adjustments made under Section 7 of the Plan or by operation of law.

(xxvii) “Subsidiary” of the Company means any present or future subsidiary (as that term is defined in Section 424(f) of the Code) of the Company. An entity shall be deemed a subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(xxviii) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(xxix) “Termination of Service”, “Terminate” or “Termination” occurs when a Participant ceases to be an Employee of, or ceases to be a Director of, the Company and its Affiliates, as the case may be, for any reason.

(xxx) “Vest”, “Vested”, and “Vesting” means, with respect to any portion of an Award, that the Award will not be forfeited by the Participant pursuant to the provisions of this Plan in the event the Participant Terminates Service with the Company or any Affiliate.

(xxxi) “Vesting Date” with respect to any Award granted hereunder means the date on which such Award becomes Vested, as designated in or determined in accordance with the Plan and with the Agreement with respect to such Award. If more than one Vesting Date is designated for an Award, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part.

(B) Rules of Construction.  Where the context permits, words in any gender shall include the other gender, words in the singular shall include the plural, and the plural shall include the singular.

Section 3.  Eligibility and Participation

(A) The persons who shall be eligible to participate in the Plan and to receive Awards shall be such Employees (including officers) and Directors as the Committee, in its sole discretion, shall select. Awards may be made to Eligible Individuals who hold or have held Awards under this Plan or any similar plan or other awards under any other plan of the Company. Holders of Options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder. Any member of the Committee shall be eligible to receive Awards while serving on the Committee.

(B) Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. All Awards made to members of the Board shall be recommended by the Committee and approved by the full Board. Except as required by this Plan, Awards granted at different times need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation, determinations of which individuals, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among individuals who receive, or are eligible to receive, under the Plan.

Section 4.  Stock Subject to Plan

(A) Subject to the following provisions of this Section 4 and to the provisions of Section 7, the maximum number of Shares with respect to which any Awards may be granted, including Awards of Incentive Options as defined in Section 5(A)(i), during the term of the Plan shall be 5,000,000. During any calendar year, no one individual shall be granted, under this Plan, Awards with respect to more than 500,000 Shares. Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for issuance hereunder.

(B) During the term of this Plan, the Company will at all times reserve and keep available the number of Shares that shall be sufficient to satisfy the requirements of this Plan. Shares will be made available from the

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currently authorized but unissued shares of the Company or from shares currently held or subsequently reacquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(C) The grant of any Award hereunder shall count, equal in number to the Shares represented by such Award as determined under Section 4(A), towards the share maximum indicated in Section 4(A). To the extent that (i) any outstanding Option for any reason expires, is terminated, forfeited or canceled without having been exercised, or if any other Award is forfeited or otherwise does not result in the delivery of Shares by the Company, and (ii) any Shares covered by an Award are not delivered because the Award is settled in cash, such Shares shall be deemed to have not been delivered and shall be restored to the share maximum.

Section 5.  Forms and Terms of Awards Under the Plan

(A) In General.  The Committee may grant any of the following types of Awards, either singly or in combination with other Awards:

(i) Incentive Stock Options.  An incentive stock option (an “Incentive Option”) is any Option that complies with the requirements of Section 422 of the Code.

(ii) Nonqualified Stock Options.  A nonqualified stock option (a “Nonqualified Option”) is any Option that is not an Incentive Option.

(iii) Stock Appreciation Rights.  A Stock Appreciation Right is an Award in the form of a right to receive, upon surrender of the right, but without other payment an amount based on appreciation in the value of Stock over a base price established in the Award payable in Stock, at times and upon conditions (which may include a Change of Control), as may be approved by the Committee.

(iv) Stock Awards.  Stock awards may be in the form of Shares not subject to any restrictions or limitations imposed by this Plan (“Bonus Stock”), or of Restricted Stock. Restricted Stock is an Award of Shares that is issued to a Participant such that the Participant is thereupon the legal owner of such Shares with all of the attendant rights and privileges of ownership, but remains subject to a risk of forfeiture of such ownership back to the Company for a period of time specified on the Date of Grant. Such forfeiture may be conditioned on the continued performance of services or the achievement of individual, divisional, or corporate goals. Restricted Stock will also be subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine, for the same period of time as the risk of forfeiture.

(v) Restricted Stock Units.  A Restricted Stock Unit is an Award payable in cash or Stock and represented by a bookkeeping credit, in which both the number of Shares and the Settlement Date (subject to any subsequent deferral election by the Participant) are fixed on the Date of Grant. The value of each Restricted Stock Unit equals the Fair Market Value of a share of Stock, as such value may change up to the date the Restricted Stock Unit is settled. Further, the settlement of the Award may be made contingent, in the sole discretion of the Committee, upon (A) solely continued service, or (B) other limitations or restrictions. Restricted Stock Units are not outstanding shares of Stock and do not entitle a Participant to voting or other rights or dividends with respect to Stock, unless and until actually paid out in the form of Stock. The restrictions and limitations imposed on Restricted Stock Unit Awards may vary among Participants and from year to year, and the Committee may assign varying titles to different forms of Restricted Stock Units.

(vi) Performance Shares.  A Performance Share is a variable Award payable in cash or Stock and represented by a bookkeeping credit, in which the number of Shares (or value thereof) to be transferred to the Participant at the end of a performance measurement period will be a function of both continued service and the relevant achievement of individual, divisional or corporate goals. The value of each Performance Share equals the Fair Market Value of a share of Stock, as such value may change up to the date the Performance Share is settled.

(B) Provisions Applicable to All Forms of Awards.

(i) Subsequent to the grant of any Award, the Committee may, at any time before the complete expiration of such Award, accelerate the time or times at which such Award may become nontransferable, exercisable and/or settled, in whole or in part.

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(ii) To the extent that the Company is required to withhold any Federal, state or other taxes in respect of any compensation income realized by the Participant in respect of shares acquired pursuant to an Award, or in respect of the exercise, settlement, or vesting of any such Awards, then the Company shall deduct from either Shares or any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or other taxes required to be so withheld. If such payments are insufficient to satisfy such Federal, state or other taxes, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Company in its sole discretion.

(C) Provisions Applicable to Options and Stock Appreciation Rights.

(i) Subject to the limitations of the Plan, the Committee shall designate from time to time those Eligible Individuals to be granted Options, the time when each Option shall be granted, the number of Shares subject to such Option, whether such Option is an Incentive Option or a Nonqualified Option, and the Exercise Price of the Option Shares. Options shall be evidenced by Agreements in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee may from time to time approve. Each Optionee shall be notified of such grant and a written Agreement shall be delivered by the Company to the Optionee. Subject to the other provisions of the Plan, the same person may receive Incentive Options and Nonqualified Options at the same time and pursuant to the same Agreement, provided that Incentive Options and Nonqualified Options are clearly designated as such.

(ii) Option Agreements may provide that the grant of any Option under the Plan, or that Stock acquired pursuant to the exercise of any Option, shall be subject to such other conditions (whether or not applicable to an Option or Stock received by any other Optionee) as the Committee determines appropriate, including, without limitation, provisions conditioning exercise upon the occurrence of certain events or performance or the passage of time, provisions to assist the Optionee in financing the purchase of Stock through the exercise of Options, provisions for forfeiture, restrictions on resale or other disposition of shares acquired pursuant to the exercise of Options, provisions conditioning the grant of the Option or future Options upon the Optionee retaining ownership of Shares acquired upon exercise for a stated period of time, and provisions to comply with federal and state securities laws and federal and state income tax and other payroll tax withholding requirements.

(iii) The price at which Shares may be purchased upon exercise of an Option shall be fixed by the Committee on the Date of Grant and may not be less than 100% of the Fair Market Value of the Option Shares on the Date of Grant or, if specified by the Committee, on a date subsequent to the Date of Grant that is identified as the effective date of the Award. All Options shall specify the term during which the Option may be exercised, which shall be in all cases ten years or less.

(iv) No Option may be exercised in part or in full before the date(s) therefore set forth in its terms, other than in the event of acceleration as provided in Section 7. No Option may be exercised after the Option expires by its terms as set forth in the applicable Agreement. In the case of an Option that is exercisable in installments, installments that are exercisable and not exercised shall remain exercisable during the term of the Option. The grant of an Option shall impose no obligation on the Optionee to exercise such Option.

(v) Subject to the terms of the Plan and the applicable Agreement, Options and Stock Appreciation Rights shall be subject to vesting during a period of at least one year following the date of grant, provided that Options and Stock Appreciation Rights may vest in part on a pro-rata basis prior to the expiration of any vesting period, and provided, further, that up to five percent of Shares available for grant under this Plan may be granted without regard to the requirements of this sentence.

(vi) No Option shall be transferable other than by will or the laws of descent and distribution, other than pursuant to an order issued by a court of competent jurisdiction in connection with the divorce or bankruptcy of the Participant. During the lifetime of the Optionee, the Option shall be exercisable only by such Optionee or his/her court-appointed legal representative or transferee. Notwithstanding anything herein to the contrary, the Committee may, in its sole discretion, provide in the applicable Agreement evidencing a Nonqualified Option that the Optionee may transfer, assign or otherwise dispose of an option (i) to his/her spouse, parents,

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siblings and lineal descendants, (ii) to a trust for the benefit of the Optionee and any of the foregoing, or (iii) to any corporation or partnership controlled by the Optionee, subject to such conditions or limitations as the Committee may establish to ensure compliance with any rule promulgated pursuant to the Exchange Act, or for other purposes. The terms applicable to the assigned Option shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Company may deem appropriate. If an Optionee has a Termination of Service by reason of his/her death or Disability prior to the expiration date of his/her Option, or if an Optionee dies subsequent to his/her Termination of Service on account of such Disability but prior to the expiration date of his/her Option, and in either case all or some portion of such Option is Vested and exercisable pursuant to the terms of this Plan and of the Option Agreement, such Option may be exercised by the Optionee or by the Optionee’s estate, personal representative or beneficiary, as the case may be, at any time prior to the earlier of (i) one year following the date of the Optionee’s death or disability, or (ii) the expiration date of such Option.

(vii) An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any Share covered by his/her Option until he/she shall have become the holder of record of such Share, and he/she shall not be entitled to any dividends or distributions or other rights in respect of such Share for which the record date is prior to the date on which he/she shall have become the holder of record thereof.

(viii) Except in connection with a transaction described in Section 7(A) or in connection with the grant of Substitute Awards, the Committee shall not, without first having obtained the approval of the shareholders of the Company, effect the cancellation of any or all outstanding Options under the Plan and the substitution therefore of new Options covering the same or different number of Shares but with an exercise price per share based on the Fair Market Value per Share on the new option grant date.

(ix) The following additional provisions shall be applicable to Incentive Options, but only if, and to the extent, required by section 422 of the Code:

(a) Incentive Options shall be specifically designated as such in the applicable Agreement, and may be granted only to those Eligible Individuals who are both (i) Employees of the Company and/or a Subsidiary, and (ii) citizens or resident aliens of the United States.

(b) To the extent the aggregate Fair Market Value (determined as of the time the Option is granted) of the Stock with respect to which any Incentive Options granted hereunder may be exercisable for the first time by the Optionee in any calendar year (under this Plan or any other compensation plan of the Company or any Subsidiary thereof) exceeds $100,000, such Options shall not be considered Incentive Options.

(c) No Incentive Option may be granted to an individual who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary thereof, unless such Option (i) has an exercise price of at least 110% of the Fair Market Value of the Stock on the Date of Grant of such option; and (ii) cannot be exercised more than five years after the Date of Grant.

(d) The Exercise Price for Incentive Options shall not be less than the Fair Market Value of the Stock on the Date of Grant.

(x) Each of the above provisions with respect to the granting, vesting, transferability and exercise of Options, except to the extent they are applicable solely to (i) the actual purchase of stock and payment of consideration or (ii) Incentive Options, shall also apply to the grant of Stock Appreciation Rights by the Committee under the Plan.

(D) Provisions Applicable to Restricted Stock and Restricted Stock Units.

(i) Awards of Restricted Stock and Restricted Stock Units shall be subject to the right of the Company to require forfeiture of such Shares or rights by the Participant in the event that conditions specified by the Committee in the applicable Agreement are not satisfied prior to the end of the applicable vesting period established by the Committee for such Awards. Conditions for repurchase (or forfeiture) may be based on

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continuing employment or service or achievement of pre-established performance or other goals and objectives. Subject to the terms of the Plan and the applicable Agreement, Restricted Stock or Restricted Stock Units shall be subject to vesting during a period of at least three years following the date of grant, provided that vesting during a period of at least one year following the date of grant is permissible if vesting is conditioned upon the achievement of Performance Goals imposed on the Award pursuant to paragraph (F)(ii) below, and provided, further, that Restricted Stock or Restricted Stock Units may vest in part on a pro-rata basis prior to the expiration of any vesting period, and provided, further, that up to five percent of Shares available for grant under this Plan may be granted without regard to the requirements of this sentence.

(ii) A Restricted Stock Unit may provide the Participant with the right to receive dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired) (“Dividend Equivalents”), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $500,000.

(iii) Shares represented by Restricted Stock Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the applicable vesting period. Such Shares shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of such Shares shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). To the extent Shares of a Restricted Stock Award become nonforfeitable, the Company (or such designee) shall deliver such certificates to the Participant or, if the Participant has died, to the Participant’s Beneficiary. Each certificate evidencing stock subject to Restricted Stock Awards shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. Any attempt to dispose of stock in contravention of such terms, conditions and restrictions shall be ineffective. During the restriction period, the Participant shall have all the rights of a shareholder for all such Shares, including the right to vote and the right to receive dividends thereon as paid.

(E) Provisions Applicable to Restricted Stock Units and Performance Shares.  The Committee may provide in the terms of a Restricted Stock Unit or Performance Share Award for the elective deferral by the Participant of the receipt of the actual payment of cash or Stock otherwise due and payable to the Participant pursuant to such Award. In providing for such deferral, the Committee shall limit eligibility, and shall specify such rules regarding the timing and other features of the deferral, so as to comply with all applicable sections of ERISA, section 409A of the Code, and the constructive receipt and similar doctrines of the internal revenue laws.

(F)	Provisions Applicable to Qualified Performance-Based Compensation.

(i) Designation as Qualified Performance-Based Compensation.  The Committee may structure the terms and provisions of Stock Awards, Restricted Stock Units, Dividend Equivalents or Performance Shares granted to an Employee so that such Awards may constitute “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this paragraph (F) shall apply. The Committee may also grant Options or SARs under which the exercisability of the Options or SARs is subject to the achievement of performance goals as described in this paragraph (F) or otherwise.

(ii) Performance Goals.  When Awards are made under this paragraph (F), the Committee shall establish in writing (a) the objective performance goals that must be met, (b) the period during which performance will be measured, (c) the maximum amounts that may be paid if the performance goals are met, and (d) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for the Awards to qualify as “qualified performance-based compensation”. Under 162(m) of the Code the performance goals shall satisfy the requirements for “qualified performance-based compensation”, including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been

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met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Awards identified by the Committee as “qualified performance-based compensation”.

(iii) Criteria Used for Objective Performance Goals.  The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, price-earnings multiples, net earnings, operating earnings, revenue, number of days sales outstanding in accounts receivable, productivity, margin, cost management, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, shareholder return, return on equity, return on invested capital, growth in assets, unit volume, occupancy rates, sales, cash flow, market share, performance relative to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, customer satisfaction, geographic business expansion, acquisition or investment goals, cost targets or goals relating to investments, acquisitions or divestitures. The performance goals may relate to one or more business units or the performance of the Company as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants. Such goals may be determined on an absolute or relative basis or as compared to specific competitor(s), peers or indices. The Committee may exclude the impact of any event or occurrence which the Committee determines should appropriately be excluded, including without limitations (a) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring changes (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management or (c) a change in applicable accounting standards.

(iv) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

(v) Certification of Results.  Prior to any payment of an Award intended to qualify as performance-based compensation, the Committee shall certify the performance results for the performance period specified in the Award after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Award based on the achievement of the performance goals and the satisfaction of all other terms of the Award.

(vi) Maximum Awards Payable.  Notwithstanding any provision contained in this Plan to the contrary, the maximum amount of “qualified performance-based compensation” payable to any one Participant under the Plan for a given performance period is 500,000 shares, or in the event such performance-based compensation is paid in cash, the equivalent cash value thereof on the last day of the performance period to which such Award relates.

Section 6.  Exercises of Stock Options

(A) An Option may be exercised in whole or in part at any time during the term of such Option as provided in the Agreement; provided, however, that (i) unless otherwise provided by Section 7, an Option may be exercised only while the Optionee is an Employee or Director, and (ii) each partial exercise shall be for whole Shares only. Unless otherwise provided by Section 7 or in the Agreement, that portion of an Option that has not become Vested as of the date the Optionee ceases to be an Employee or Director shall lapse and be null and void.

(B) Each Option, or any exercisable portion thereof, may only be exercised by delivery to the Secretary or his/her office, in accordance with such procedures for the exercise of Options as the Company may establish from time to time, of (i) notice in writing signed by the Optionee (or other person then entitled to exercise such Option) that such Option, or a specified portion thereof, is being exercised; (ii) payment in full for the purchased Shares or adequate provision therefor; (iii) such representations and documents as are necessary or advisable to effect compliance with all applicable provisions of Federal or state securities laws or regulations; (iv) in the event that the Option or portion thereof shall be exercised by any individual other than the Optionee, appropriate proof of the right

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of such individual to exercise the Option or portion thereof; and (v) full payment to the Company of all amounts which, under federal, state or other law, it is required to withhold upon exercise of the Option or adequate provision therefor.

(C) Except as noted in this paragraph, upon receiving notice of exercise and payment, the Company will cause to be delivered to the Optionee, as soon as practicable, a certificate in the Optionee’s name for the Shares purchased, and shall evidence such transfer on the books and records of the Company. The Shares issuable and deliverable upon the exercise of an Option shall be fully paid and nonassessable. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(D) The method or methods of payment of the purchase price for the Shares to be purchased upon exercise of an Option and of any amounts required for tax withholding purposes shall be determined by the Company and may consist of (i) cash, (ii) check, (iii) the tendering, by either actual delivery or by attestation, of whole shares of Stock, valued at Fair Market Value as of the day of exercise, (iv) through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a brokerage firm acceptable to the Company to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and other employment taxes required to be withheld by the Company by reason of such exercise, and (b) the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale. The permitted method or methods of payment of the amounts payable upon exercise of an Option may be transacted by the Optionee or by a broker designated by him/her (other than a payment described in clause (iv) above), and, if other than in cash, shall be set forth in the applicable agreement or (v) such other means as may be approved by the Committee from time to time, including without limitation, by the withholding from the number of Shares otherwise issuable upon exercise of the Option that number of shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price.

(E) Each Agreement shall require that an Optionee pay to the Company, at the time of exercise of a Nonqualified Option, such amount as the Company deems necessary to satisfy the Company’s obligation to withhold federal or state income or other applicable taxes incurred by reason of the exercise or the transfer of Shares thereupon. To the extent permitted by the Agreement, an Optionee may satisfy such withholding requirements by having the Company withhold from the number of Shares otherwise issuable upon exercise of the Option that number of shares having an aggregate Fair Market Value on the date of exercise equal to the amount required by law to be withheld.

Section 7.  Events Affecting Plan Reserve or Plan Awards

(A) If the Company subdivides its outstanding shares of Stock into a greater number of shares of Stock (including, without limitation, by stock dividend or stock split) or combines its outstanding shares of Stock into a smaller number of shares (by reverse stock split, reclassification or otherwise), or any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock, or other similar corporate event (including mergers or consolidations) affects the Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in such manner as it may deem equitable and appropriate, make such adjustments to any or all of (i) the number of shares of Stock reserved for the Plan, (ii) the number of shares subject to outstanding Options and other Awards, (iii) the Exercise Price with respect to outstanding Options, and any other adjustment that the Committee determines to be equitable; provided, however, that the number of shares subject to any Option shall always be a whole number. The Committee may provide for a cash payment to any Participant of an Award in connection with any adjustment made pursuant to this Section 7.

(B) Any such adjustment to an Option shall comply with Section 409(A) and any other applicable provisions of the Code and shall be made without a change to the total Exercise Price applicable to the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices),

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and shall be final and binding upon all Participants, the Company, their representatives, and all other interested persons.

(C) In the event of a transaction involving (i) a merger or consolidation in which the Company is not the surviving company or (ii) the sale or disposition of all or substantially all of the Company’s assets, provision shall be made in connection with such transaction for the assumption of Awards theretofore granted under the Plan, or the substitution for such Awards of new options of the successor corporation, with appropriate adjustment as to the number and kind of Shares and the purchase price for Shares thereunder. Alternatively, in the discretion of the Committee, the Plan and the Awards issued hereunder shall terminate on the effective date of such transaction if appropriate provision is made for payment to the Participant of an amount in cash equal to the value of the number of Shares subject to the Awards (to the extent such Awards have not been exercised) taking into account the transaction less the aggregate exercise price for such Awards (to the extent such Awards have not been exercised) taking into account the transaction. Further, any obligations under the Plan to deliver Shares of Stock in the future shall be similarly adjusted.

(D) If a Participant has a Termination of Service by reason of his/her death or Disability, then notwithstanding any contrary waiting period, installment period or vesting schedule in any Agreement or in the Plan, unless the applicable Agreement provides otherwise, each outstanding Award granted to such Participant shall immediately become Vested and, if an Option, exercisable in full in respect of the aggregate number of shares covered thereby and, if a Restricted Stock Unit, Stock Appreciation Right or Performance Share Award, promptly settled.

(E) If an Optionee has a Termination of Service for any reason other than his/her death or Disability prior to the expiration date of his/her Option, and all or some portion of such Option is Vested and exercisable pursuant to the terms of this Plan and of the Option Agreement, such Vested portion of the Option may be exercised by the Optionee at any time prior to the earlier of (i) twelve months following the date of the Optionee’s Termination, or (ii) the expiration date of such Option.

(F) The Company may determine whether any given leave of absence constitutes a Termination of Service and, if it does not, whether the time spent on the leave will or will not be counted as vesting credit; provided, however, that for purposes of the Plan (i) a leave of absence, duly authorized in writing by the Company, if the period of such leave does not exceed 90 days, and (ii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided (a) the Employee’s right to reemployment is guaranteed either by statute or contract, or (b) for the purpose of military service, shall not be deemed a Termination of Service.

(G) Following a Change of Control, if a Participant has a Termination of Service within eighteen (18) months of such Change of Control, other than by reason of (i) death, (ii) Disability, (iii) termination for Cause, or (iv) termination by the Participant for other than Good Reason, then notwithstanding any contrary waiting period, installment period or vesting schedule in any Agreement or in the Plan, each outstanding Award granted to such Participant shall immediately become Vested, and, if an Option, exercisable in full in respect of the aggregate number of shares covered thereby.

(H) “Change of Control” shall mean (i) the acquisition by any individual, entity or group (other than the Company, Cruise Associates and/or A. Wilhelmsen AS or an affiliate of any of them) of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Voting Securities”); (ii) during any period of 24 consecutive months, a majority of the Board shall no longer be composed of individuals (a) who were members of the Board on the first day of such period, or (b) whose election or nomination to the Board were approved by a vote of at least two-thirds of the members of the Board who were members of the Board on the first day of such period, or (c) whose election or nomination to the Board was approved by a vote of at least two-thirds of the members of the Board referred to in the foregoing subclauses (a) and (b); (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) unless, following such Business Combination (a) the beneficial owners of the Voting Securities of the Company immediately prior to the Business Combination beneficially own more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination, and (b) at least a majority of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board at the time of the

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action of the Company’s Board providing for such Business Combination; (iv) consummation of a reorganization, merger or consolidation with another corporation or business entity not already under common control with the Company, or the acquisition of stock or assets of such other corporation or business entity, if the market capitalization of the other corporation or entity, or the stock or assets acquired, is equal to or greater than the Company’s market capitalization immediately prior to the closing of such transaction; or (v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(I) “Cause” shall mean (i) if such term is defined in an employment agreement between the Participant and the Company or Affiliate, as such term is defined therein or (ii) (a) an act of material dishonesty, including, without limitation, fraud, misappropriation, embezzlement, financial misrepresentation or other similar behavior, (b) conviction of, or the entry of a plea of guilty or nolo contendere to, the commission of a felony; (c) an action or failure to act that demonstrates a conflict of interest in which the person acts for his or her own benefit to the detriment of the Company; (d) an action or failure to act that constitutes a material breach of the person’s duties to the Company; or (e) the failure to follow the lawful directives of the Company provided that those directives are consistent with the person’s duties to the Company.

(J) “Good Reason” shall mean (i) if such term is defined in an employment agreement between the Participant and the Company or Affiliate, as such term is defined therein or (ii) (a) the assignment to the person without the person’s consent of any duties materially inconsistent with the person’s position (including status, offices and titles), authority, duties or responsibilities as they existed prior to the Change of Control; (b) any action by the Company which results in a material diminution in the person’s position, authority, duties, responsibilities, compensation or benefits as they existed prior to the Change of Control without the person’s consent; or (c) the Company requiring that the person relocate his or her principal business office more than 100 miles from the location existing prior to the Change of Control without the person’s consent.

(K) In addition to any action required or authorized by the terms of an Award, the Committee may take any other action it deems appropriate to ensure the equitable treatment of Participants in the event of or anticipation of a Change of Control, including but not limited to any one or more of the following with respect to any or all Awards: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gains from, the Awards, (ii) the waiver of conditions on the Awards that were imposed for the benefit of the Company, (iii) provision for the cash settlement of the Awards for their equivalent cash value, as determined by the Committee, as of the date of the Change of Control; or (iv) such other modifications or adjustments to the Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following the Change of Control.

Section 8.  Administration

(A) The Plan shall be administered by the Compensation Committee of the Board unless a different committee is appointed by the Board.

(B) The Committee’s administration of the Plan shall be subject to the following:

(i) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and, subject to the restrictions of Section 11, to cancel or suspend Awards.

(ii) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of those jurisdictions.

(C) The Committee may delegate to one or more Directors or officers of the Company, or a committee of such Directors or officers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by, Employees who are not officers or Directors of the Company for purposes of Section 16 of the Exchange Act provided, however, that any such delegation shall conform with applicable law and the requirements of any exchange on which the Company’s securities are listed.

11

(D) The Company and its Affiliates shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and its Affiliates as to an Employee’s or Participant’s employment (or other provision of services), Termination of Service, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish to the Company such evidence, data, or information, as the Committee or the Company considers desirable to carry out the terms of the Plan.

(E) The Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations, as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan, as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all persons.

(F) No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made by him/her or the Committee or the Board in good faith with respect to the Plan or any Award granted pursuant thereto.

(G) The Committee, the Company, and its officers and Directors, shall be entitled to rely upon the advice, opinions or valuations of any attorneys, consultants, accountants or other persons employed to assist them in connection with the administration of the Plan.

Section 9.  Government Regulations and Registration of Shares

(A) The Plan, and the grant and exercise of Awards hereunder, and the Company’s obligation to sell and deliver stock under Options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

(B) The obligation of the Company with respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any securities exchange or association on which the Stock may be listed or quoted.

(C) With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive comply with the applicable provisions of Section 422 of the Code, that grants of “qualified performance-based compensation” comply with the applicable provisions of Section 162 (m) of the Code and that, to the extent applicable, all Awards comply with the requirements of Section 409A of the Code. To the extent that any legal requirement of Section 16 of the Exchange Act or Section 422,162 (m) or 409A of the Code as set forth in the Plan ceases to be required under such section, the Committee, in its sole discretion, may decide that the applicable Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law, or may modify an Award to bring it into compliance with any valid and mandatory government regulation.

Section 10.  Miscellaneous Provisions

(A) Rights of Company.  Nothing contained in the Plan or in any Agreement, and no action of the Company or the Committee with respect thereto, shall interfere in any way with the right of the Company or an Affiliate to terminate the employment of the Participant at any time, with or without cause. The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

(B) Designation of Beneficiaries.  Each Participant who shall be granted a Plan Award may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Company on a form to be prescribed by it, provided that no such designation shall be effective unless so filed prior to the death of such person.

(C) Payroll Tax Withholding.  The Company’s obligation to deliver shares of Stock or make payments under the Plan shall be subject to applicable federal, state and other tax withholding requirements. Federal, state, and other tax due upon the exercise of any Award may, in the discretion of the Company, be paid in shares of Stock already

12

owned by the Optionee or through the withholding of shares otherwise issuable to such Optionee, upon such terms and conditions (including, without limitation, the conditions referenced in Section 6) as the Company shall determine which shares shall have an aggregate Fair Market Value equal to the required minimum withholding payment. If the Optionee shall fail to pay, or make arrangements satisfactory to the Committee for the payment to the Company of all such federal, state and other taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such Optionee an amount equal to federal, state or other taxes of any kind required to be withheld by the Company.

(D) Employees Subject to Taxation Outside the United States .  With respect to Participants who are subject to taxation in countries other than the United States, the Committee may grant Awards on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and sub-plans and make such modifications as may be necessary or advisable to comply with such laws.

(E) Exclusion from Benefit Computation.  By accepting an Award, unless otherwise provided in the applicable Agreement, each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any health and welfare, pension, retirement or other employee benefit plan, program or policy of the Company or any Subsidiary. In addition, each Beneficiary of a deceased Participant shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Participant which is payable to such Beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.

(F) Use of Proceeds.  Proceeds from the sale of Shares pursuant to Options granted under this Plan shall constitute general funds of the Company.

(G) Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Company shall require.

(H) Unfunded Status.  Neither a Participant nor any other person shall, by reason or participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Affiliate, in its sole discretion may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Affiliate shall be sufficient to pay any benefits to any person.

Section 11.  Amendment and Termination of this Plan

The Committee may at any time terminate, suspend or discontinue this Plan. The Committee may amend this Plan at any time, provided that no such amendment shall be made without the approval of the Company’s stockholders (a) to the extent that such approval is required by applicable law or by the listing standards of any applicable exchange(s) on or after the adoption of this Plan, (b) to the extent that such amendment would materially increase the number of securities which may be issued under the Plan, (c) to the extent that such amendment would materially modify the requirements for participation in the Plan, or (d) to the extent that such amendment would accelerate the vesting of any Restricted Stock or Restricted Stock Units under the Plan except as otherwise provided in the Plan.

The Committee may at any time alter or amend any or all Award Agreements under this Plan to include provisions, or to effect a result, that would be authorized for a new Award under this Plan, so long as such an amendment would not require approval of the Company’s shareholders if such amendment were made to the Plan. Notwithstanding the foregoing, except as may be provided in Section 7(C), no such action by the Board or the Committee shall, in any manner adverse to a Participant, affect any Award then outstanding without the consent in writing of the affected Participant.

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ROYAL CARIBBEAN CRUISES LTD.
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ROYAL CARIBBEAN CRUISES LTD. The Board of Directors unanimously recommends a vote “FOR” Items 1, 2 and 3.
1. Election of Class III Directors
Nominees:
For the election of 01) Laura D.B. Laviada, 02) Eyal Ofer,
03) William K. Reilly and 04) Arne Alexander Wilhelmsen.
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The Board of Directors unanimously recommends a vote “AGAINST” the shareholder proposal.
~S.CONT4. The Shareholder Proposal set forth in the accompanying proxy statement.
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THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 3 AND “AGAINST” THE SHAREHOLDER PROPOSAL.
PLEASE FILL IN, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ACCOMPANYING ENVELOPE AND MAILED IN THE UNITED STATES.
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)
Signature [PLEASE SIGN WITHIN BOX]
Date
Signature (Joint Owners)
Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement, Annual Report and all other proxy materials are available at www.proxyvote.com.
FOLD AND DETACH HERE
ROYAL CARIBBEAN CRUISES LTD.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 2008
The undersigned hereby appoints Richard D. Fain and Brian J. Rice, and each of them, as the undersigned’s attorneys and agents to vote as Proxy for the undersigned, as herein stated, at the annual meeting of shareholders of Royal Caribbean Cruises Ltd. to be held at the JW Marriott, Miami, Florida on Tuesday, May 13, 2008 at 9:00 A.M., local time, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth below and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 9, 2008, and Annual Report to Shareholders for 2007.
(Continued and to be signed on reverse side.)